Exhibit 10.19

24 NOVEMBER 2005

£107,456,000 FACILITY AGREEMENT

IAN SCHRAGER LONDON LIMITED

(to be renamed MORGANS HOTEL GROUP LONDON LIMITED)

as Borrower

and

CITIGROUP GLOBAL MARKETS LIMITED

as Arranger

and

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders

and

CITIBANK INTERNATIONAL PLC

as Agent

and

CITIBANK INTERNATIONAL PLC

as Security Trustee

Herbert Smith LLP

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	THE FACILITIES

3.	PURPOSE

4.	CONDITIONS OF DRAWDOWN

5.	SECURITY

6.	DRAWDOWN

7.	REPAYMENT

8.	PREPAYMENT AND CANCELLATION

9.	INTEREST

10.	INTEREST PERIODS

11.	CHANGES TO THE CALCULATION OF INTEREST

12.	FEES

13.	TAX GROSS UP AND INDEMNITIES

14.	INCREASED COSTS

15.	BREAK COSTS AND OTHER INDEMNITIES

16.	MITIGATION BY THE LENDERS

17.	COSTS AND EXPENSES

18.	REPRESENTATIONS

19.	INFORMATION UNDERTAKINGS

20.	BANK ACCOUNTS

21.	PROPERTY UNDERTAKINGS

22.	FINANCIAL COVENANTS

23.	GENERAL UNDERTAKINGS

24.	EVENTS OF DEFAULT

25.	CHANGES TO THE LENDERS

26.	ASSIGNMENTS AND TRANSFER BY THE BORROWER

27.	ROLE OF THE AGENT, THE ARRANGER AND THE SECURITY TRUSTEE

28.	THE SECURITY TRUSTEE

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

30.	SHARING AMONG THE FINANCE PARTIES

31.	PAYMENT MECHANICS

32.	SET-OFF

33.	NOTICES

34.	CALCULATIONS AND CERTIFICATES

35.	REINSTATEMENT

36.	PARTIAL INVALIDITY

37.	REMEDIES AND WAIVERS

38.	AMENDMENTS AND WAIVERS

39.	OFFICERS, EMPLOYEES OR AGENTS OF THE FINANCE PARTIES

40.	COUNTERPARTS

41.	GOVERNING LAW

SCHEDULE 1 THE ORIGINAL PARTIES

SCHEDULE 2 CONDITIONS PRECEDENT

SCHEDULE 3 DRAWDOWN REQUEST

SCHEDULE 4 MANDATORY COST FORMULA

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 7 FORM OF QUARTERLY REPORT

THIS AGREEMENT is dated 24 November 2005 and made between:

(1)           IAN SCHRAGER LONDON LIMITED (to be renamed MORGANS HOTEL GROUP LONDON LIMITED), a company incorporated in England and Wales with registered number 03462675 (the “Borrower”);

(2)           CITIGROUP GLOBAL MARKETS LIMITED (the “Arranger”);

(3)           THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (the “Original A Lenders”);

(4)           THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (the “Original B Lenders”);

(5)           CITIBANK INTERNATIONAL plc as agent of the other Finance Parties (the “Agent”); and

(6)           CITIBANK INTERNATIONAL plc as security trustee for the other Finance Parties (the “Security Trustee”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.            DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“A Commitment” means:

(A)          in relation to an Original A Lender, the amount set opposite its name under the heading “A Commitment” in Part I of Schedule 1 (The Original Parties) and the amount of any other A Commitment transferred to it under this Agreement; and

(B)           in relation to any other A Lender, the amount of any A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“A Facility” means the A term loan facility made available under this Agreement as described in Clause 2.1.1 (The Facility).

“A Facility Amount” means £82,432,000.

“A Finance Costs” means, as calculated by the Agent (acting reasonably) for any period, the aggregate of all accrued interest, fees and other finance costs (for the avoidance of doubt, excluding all payments of principal) which were paid or were payable by the Borrower to the A Lenders under the Finance Documents during that period.

“A Lender” means:

(A)            any Original A Lender; and

(B)             any person, bank, financial institution, trust, fund or other entity which has become a Party as an A Lender in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“A Loan” means the loan made or to be made under the A Facility or the principal amount outstanding for the time being of that loan.

“A Margin” means the amount specified as the A Margin in the A Margin Letter.

“A Margin Letter” means the letter dated on or about the date of this Agreement between the Borrower and the Agent setting out the A Margin.

“Account Bank” means National Westminster Bank plc or such other bank as may be previously approved in writing by the Agent.

“Account Bank Rating Requirements” means, at any time, a rating of not less than:

(A)          F1 by Fitch Ratings Ltd;

(B)           P-1+ by Moody’s Investor Service Limited; and

(C)           A-1+ by Standard & Poor’s Rating Services, a division of The McGraw Companies, Limited.

“Account Charge” means the assignment of Revenues and charge over the monies held from time to time in the Charged Accounts, granted by the Borrower to the Security Trustee.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Solicitors” means Herbert Smith LLP, Exchange House, Primrose Street, London, EC2A 2HS.

“Agreement for Lease” means any agreement by the Borrower to grant an Occupational Lease of all or any part of its interest in a Property.

“Allocated Loan Amount” means:

(A)          with respect to the Property known as The Sanderson, £42,982,400; and

(B)          with respect to the Property known as the St. Martin’s Lane Hotel, £64,473,600.

“Approved Accountant” means KPMG, PricewaterhouseCoopers, Deloitte & Touche, Ernst & Young, BDO Stoy Hayward or any other firm of chartered accountants of internationally recognised standing that has been selected by the Borrower and previously approved by the Agent (acting reasonably) and appointed as auditors of the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means the Available A Commitment or the Available B Commitment.

“Available Facility” means the Available A Facility or the Available B Facility.

“Available A Commitment” means a Lender’s A Commitment minus:

(A)           its participation in the outstanding A Loan; and

(B)            in relation to the proposed Drawdown, its participation in the A Loan due to be made on or before the proposed Drawdown Date.

“Available A Facility” means the aggregate for the time being of each Lender’s Available A Commitment.

“Available B Commitment” means a Lender’s B Commitment minus:

(A)           its participation in the outstanding B Loan; and

(B)            in relation to the proposed Drawdown, its participation in the B Loan due to be made on or before the proposed Drawdown Date.

“Available B Facility” means the aggregate for the time being of each Lender’s B Available Commitment.

“Availability Period” means the period from and including the date of this Agreement to and including 31 December 2005.

“B Commitment” means:

(A)           in relation to an Original B Lender, the amount set opposite its name under the heading “B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other B Commitment transferred to it under this Agreement; and

(B)            in relation to any other B Lender, the amount of any B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“B Facility” means the B term loan facility made available under this Agreement as described in Clause 2.1.2 (The Facility).

“B Facility Amount” means £25,024,000.

“B Finance Costs” means, as calculated by the Agent (acting reasonably) for any period, the aggregate of all accrued interest, fees and other finance costs (for the avoidance of doubt excluding all payments of principal) which were paid or were payable by the Borrower to the B Lenders under the Finance Documents during that period.

“B Lender” means:

(A)            any Original B Lender; and

(B)             any person, bank, financial institution, trust, fund or other entity which has become a Party as a B Lender in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“B Loan” means the loan made or to be made under the B Facility or the principal amount outstanding for the time being of that loan.

“B Margin” means the amount specified as the B Margin in the B Margin Letter.

“B Margin Letter” means the letter dated on or about the date of this Agreement between the Borrower and the Agent setting out the B Margin.

“Borrower’s Solicitors” means Macfarlanes, 10 Norwich Street, London EC4A 1BD.

“Break Costs” means the amount (if any) by which:

(A)          the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of a Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Certificate of Title” means a certificate of title dated on the Drawdown Date in relation to each Property, each in a form and substance satisfactory to the Agent, addressed to the Finance Parties and their successors in title, and prepared by the Borrower’s Solicitors.

“Charged Accounts” means the General Account, FF&E Account, the Deposit Account and the Revenue Account.

“Charge on Shares” means the charge over the entire share capital of the Borrower.

“Commitment” means the A Commitment and the B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Debenture” means the debenture granted by the Borrower in favour of the Security Trustee.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, in each case as specified in Clause 24 (Events of Default)) be an Event of Default.

“Deposit Account” means the current account so designated and referred to in Clause 20 (Bank Accounts).

“Drawdown” means a drawdown of a Facility.

“Drawdown Date” means the date of a Drawdown, being the date on which a Loan is made or proposed to be made.

“Drawdown Request” means a notice substantially in the form set out in Schedule 3 (Drawdown Request).

“Environmental Authorisations” means all permits, licences, consents or other authorisations or approvals required at any time under any Environmental Laws for the operation of the business of the Borrower or the occupation of a Property by any person.

“Environmental Laws” means all applicable statutes, statutory instruments, common law, treaties, regulations, directives, codes of conduct, circulars, guidance notes, orders, notices, demands and other measures having the force of law or which are customarily complied with by persons similar to the Borrower imposed by any authority to which the Borrower or any of a Property is or has been or is reasonably likely to be subject which relate to the pollution or protection of the environment or the protection of the health of any living organism or the protection of public health or welfare.

“Environmental Matters” means:

(A)            the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any pollution, waste (as defined in the Environmental Protection Act 1990) or substance which is toxic, hazardous, flammable, explosive or capable of damaging the environment;

(B)             public or private nuisance, noise, defective premises or health and safety at work;

(C)             the carrying out of any development (as defined in Section 55(1) Town and Country Planning Act 1990); and

(D)             any act, default or phenomenon which is capable of causing harm to human health or welfare or harm to any other living organism or of damaging the environment.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Facility” means the A Facility or the B Facility.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Period” means the period starting on the date of this Agreement and ending on the date on which all the obligations and liabilities of the Borrower under the Finance

Documents are discharged in full and the Finance Parties have no continuing obligations in relation to any Facility.

“FF&E” means the repair and/or replacement of worn out or damaged furnishings, fixtures and equipment and other similar ordinary replacement items and related capital improvements to the Properties as required pursuant to the relevant Management Agreement.

“FF&E Account” means the current account so designated and referred to in Clause 20 (Bank Accounts).

“Final Repayment Date” means the fifth anniversary of the Drawdown Date.

“Finance Costs” means, as calculated by the Agent for any period, the aggregate of all accrued interest, fees and other finance costs (excluding for the avoidance of doubt any payment of principal) which were paid or were payable by the Borrower to the Finance Parties under the Finance Documents during that period.

“Finance Documents” means this Agreement, the Security Documents, the A Margin Letter, the B Margin Letter and any other documents designated as such by the Agent and the Borrower, and “Finance Document” means any of them.

“Finance Parties” means the Agent, the Arranger, the Security Trustee and the Lenders, and “Finance Party” means any of them.

“Financial Indebtedness” means any indebtedness for or in respect of (without any double counting):

(A)            moneys borrowed;

(B)             any amount raised by acceptance under any acceptance credit facility;

(C)             any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)             any amount raised in accordance with any issue of shares which are expressed to be preferred or redeemable on or prior to the Final Repayment Date;

(E)             the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(F)             the amount of any liability outstanding for goods or services bought or received if the same are capable of remaining outstanding for more than six months in accordance with the terms of the contract under which such goods or services were bought or received;

(G)             receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(H)             any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(I)              any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net aggregate marked to market value shall be taken into account);

(J)              any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(K)             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (J) above, to the extent that the same is not otherwise included in any such paragraphs.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Fixed Rate” means the rate (expressed as a percentage rate per annum) calculated by the Agent and notified to the Borrower on the Drawdown Date.

“GAAP” means, in relation to the Borrower, generally accepted accounting principles in the jurisdiction of its incorporation.

“General Account” means the current account so designated and referred to in Clause 20 (Bank Accounts).

“Group” means the Borrower and its Subsidiaries from time to time.

“Headlease” means the lease of the Sanderson under which the Borrower holds title to that Property.

“Hedging Arrangement” means the interest rate swap, cap, floor, collar option or swaption transaction or any other treasury transaction entered into against or to benefit from fluctuations in any rate or price.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Insurance Company Rating Requirements” means, at any time, a rating of not less than:

(A)            A- by Fitch Ratings Ltd;

(B)             A3 by Moody’s Investor Service Limited; and

(C)             A- by Standard & Poor’s Rating Services, a division of The McGraw Companies, Limited.

“Insurance Policies” means insurance policies in respect of each Property in form and substance satisfactory to the Agent (acting reasonably) which shall be obtained and maintained by the Borrower pursuant to Clause 21.8 (Insurance).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interest Payment Date” means the 16th day in each calendar month in each year.

“Legal Reservations” means:

(A)             the principle that equitable remedies may be granted or refused at the discretion of the court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(B)              the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or, indemnify a person against, non-payment of UK stamp duty may be void and defences of set—off or counterclaim;

(C)              any qualification or reservation as to matters of law which appears in any legal opinions delivered under Schedule 2 (Conditions precedent).

“Lender” means an A Lender or a B Lender.

“LIBOR” means, in relation to a Loan:

(A)            the applicable Screen Rate; or

(B)             (if no Screen Rate is available for Sterling for the Interest Period of the Loan) the rate quoted by leading banks in the London interbank market to the Agent,

as of 11.00 a.m. on the Quotation Day for the offering of deposits in Sterling and for a period comparable to the Interest Period for the Loan.

“Loan” means the loans made or to be made under any Facility or the principal amount outstanding for the time being of those loans and shall include the A Loan and the B Loan.

“Majority Lenders” means:

(A)            if a Loan is not outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(B)             at any other time, a Lender or Lenders whose participations in the Loans aggregate more than 66 2/3%.

“Manager” means Royalton UK Management Limited (to be renamed Morgans Hotel Group UK Management Limited) (a company incorporated in England & Wales with registered number 03520726) as manager of each Property under the terms of the Management Agreements or any other person appointed as a manager of any Property in accordance with this Agreement.

“Management Agreement” means each management agreement dated 18 June 1998 between the Borrower and the Manager relating to the management of each Property as a hotel or any other management agreement entered into by the Borrower relating to the management of a Property in accordance with this Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means the A Margin or the B Margin.

“Market Value” has the meaning given to that term in the then current Appraisal and Valuation Standards issued by the Assets Valuation Standards Committee of the Royal Institution of Chartered Surveyors (RICS).

“Material Adverse Effect” means a material adverse effect on:

(A)           the business, operations, condition (financial or otherwise) or prospects of the Borrower in any jurisdiction;

(B)            any Property and/or the income derived from the Property (including, without limitation, the Revenues);

(C)            the ability of the Borrower to perform any of its obligations under any of the Finance Documents; or

(D)           the validity or enforceability of any of the Finance Documents or the rights or remedies of the parties thereunder.

“Material Litigation” means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and if adversely determined, might reasonably be expected in the opinion of the Agent (acting reasonably) to have a Material Adverse Effect.

“Money Laundering Regulations” means any regulations applicable to the Finance Parties for the prevention of money laundering and financial crime, including all Financial Services Authority requirements, guidance notes issued by the Joint Money Laundering Steering Group, the Proceeds of Crime Act 2002 and any other regulations in any relevant jurisdiction from time to time.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)               if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(B)               if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Net Operating Income” means, in respect of any period, the operating profit of the Borrower for such period (including gains or losses from the sale of rental equipment), before taking account of:

(D)          corporation tax on the overall income of the Borrower payable in respect of the period;

(E)           Finance Costs;

(F)           unless they have a cash impact, extraordinary or exceptional items;

(G)           amortisation of intangible assets and depreciation of tangible assets; and

(H)          any amounts paid into the FF&E Account during the relevant period,

all as determined by reference to the most recent financial statements and certificates delivered pursuant to Clause 19.1 (Financial Statements) and 19.2 (Compliance Certificate).

“Occupational Lease” means any occupational lease, underlease, sub-lease, licence, tenancy or right to occupy (in each case howsoever described and whether on a fixed term or periodic basis) to which all or any part of a Property may be subject from time to time.

“Original Financial Statements” means the audited financial statements of the Borrower for the financial year ended 31 December 2004 audited by an Approved Accountant in accordance with GAAP consistently applied.

“Owners” means:

(A)          Burford Hotels Limited;

(B)          Royalton Europe Holdings LLC; or

(C)          any other person consented to in accordance with Clause 18.18.2 (Ownership).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Property” means:

(A)          the freehold property known as The St. Martin’s Lane Hotel, 45 St. Martin’s Lane, London, WC2N 4HX registered at the Land Registry with title number 379553; and

(B)           the leasehold property known as The Sanderson Hotel, 50 Berners Street, London, W1T 3NG registered at the Land Registry with title number NGL748048,

and any other freehold or leasehold property designated as such by the Agent from time to time.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in any year.

“Quarter Period” means any three month period ending on a Quarter Date.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Relevant Consents” means any Authorisation of whatsoever nature necessary or appropriate to be obtained for the purpose of:

(A)          acquiring and managing a Property; and

(B)           entering into and performing the Borrower’s obligations under the Finance Documents and Management Agreements;

“Relevant Interbank Market” means the London interbank market.

“Repayment Instalment” means the instalments set out in Clause 7.1 (Repayment of the Loans).

“Repeating Representations” means each of the representations set out in Clause 18, save for those contained in Clauses 18.5 (Validity and admissibility in evidence), 18.7.1, 18.7.2 and 18.7.4 (Deduction of Tax), Clause 18.8 (No filing or stamp taxes), Clause 18.10.1 (No default), Clause 18.12 (Financial Statements) and 18.13.1 (Ranking).

“Revenue” means, in respect of any period, the gross revenue of the Borrower arising from its ownership of the Properties.

“Sanderson” means the Property described at paragraph (B) of the definition of Property.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Sterling for the relevant period, displayed on the appropriate page of the Telerate screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the security documents referred to in Clause 5 (Security).

“Service Charge” means that proportion of the Revenues which consists of any service charges, insurance premiums, the cost of insurance valuations, any contributions to any sinking fund paid by any Manager pursuant to any Management Agreement and any VAT on any such sums.

“Shareholder” means IS Europe Limited (to be renamed Morgans Hotel Group Europe Limited) (a company incorporated in England & Wales with company number 03203996).

“St Martin’s Lane” means the Property described at paragraph (A) of the definition of Property.

“Subsidiary” means (i) a subsidiary within the meaning of Section 736 of the Companies Act 1985; and (ii) a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Report” means a report prepared by an Approved Accountant in form and substance satisfactory to the Agent (acting reasonably), confirming the tax status of inter alia the Borrower.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Test Date” means 16 February, 16 May, 16 August and 16 November in each year.

“Total A Commitments” means the aggregate of the A Commitments being £82,432,000 at the date of this Agreement.

“Total B Commitments” means the aggregate of the B Commitments being £25,024,000 at the date of this Agreement.

“Total Commitments” means the Total A Commitments or the Total B Commitments.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(A)          the proposed Transfer Date specified in the Transfer Certificate; and

(B)          the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Valuation” means a valuation of a Property on a Market Value basis, in form and substance satisfactory to the Agent (acting reasonably), prepared by and issued by the Valuer and addressed to the Finance Parties.

“Valuer” means any firm of chartered surveyors approved by the Agent.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2           Construction

1.2.1           Unless a contrary indication appears, any reference in this Agreement to:

(A)          the “Agent”, the “Arranger”, the “Borrower”, the “Security Trustee”, any “Lender” any “Finance Party” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)          “assets” includes present and future properties, revenues and rights of every description;

(C)          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated from time to time;

(D)          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)           a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(F)           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being one with which a person such as the relevant person would customarily comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)          “Sterling” or “£” means the lawful currency for the time being of the United Kingdom;

(H)          “euro” or “€” means the lawful currency for the time being of the European Union;

(I)            a provision of law is a reference to that provision as amended or re-enacted from time to time;

(J)           a time of day is a reference to London time; and

(K)          any reference to “including” shall be construed as “including without limitation”.

1.2.2           Section, Clause and Schedule headings are for ease of reference only.

1.2.3           Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4           A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3           Third party rights

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.  For the avoidance of doubt the provisions of this Clause 1.3 will not prevent any person to whom any Finance Party at any future time assigns or transfers any interest or right created by or existing under this Agreement from enforcing or enjoying the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.            THE FACILITIES

2.1           The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

2.1.1           a Sterling term loan facility in an aggregate amount equal to the A Facility Amount; and

2.1.2           a Sterling term loan facility in an aggregate amount equal to the B Facility Amount.

2.2           Finance Parties’ rights and obligations

2.2.1           The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3           A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.            PURPOSE

3.1           Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards:

3.1.1           the payment of any fees and expenses or other amounts due and payable hereunder;

3.1.2           the refinancing of its existing indebtedness in connection with the Properties (which shall include making loans to the Shareholder to enable the Shareholder to repay its outstanding shareholder loans and make other distributions); and

3.1.3           the working capital requirements of the Borrower.

3.2           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.            CONDITIONS OF DRAWDOWN

4.1           Initial conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) in relation to any Request if the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2           Further conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if on the date of the Drawdown Request and on the proposed Drawdown Date:

4.2.1           no Default is continuing or would result from the proposed Loan;

4.2.2           each of the representations set out in Clause 18 (Representations) to be made by the Borrower are true in all material respects;

4.2.3           the proposed A Loan would not exceed 56% (fifty six per cent.) of the Market Value of the Properties and/or the proposed B Loan (when aggregated with the proposed A Loan) would not exceed 73% (seventy three per cent.) of the Market Value of the Properties each as determined in accordance with the most recent Valuation; and

4.2.4           the Drawdown Requests are for both an A Loan and a B Loan in amounts pro rata to the proportion that the A Commitment bears to the B Commitment.

5.            SECURITY

5.1           Security for the Loans

The Loans and all other amounts outstanding under this Agreement shall be secured by the following security:

5.1.1           the Account Charge;

5.1.2           the Debenture;

5.1.3           Charge on Shares;

5.1.4           any supplemental charge executed by the Borrower after the date of this Agreement; and

5.1.5           such other Security as the Agent may from time to time require in connection with the Facility in accordance with a Finance Document.

SECTION 3

UTILISATION DRAWDOWN

6.            DRAWDOWN

6.1           Delivery of a Drawdown Request

The Borrower may draw down a Facility by delivery to the Agent of a duly completed Drawdown Request not later than 11.00 a.m. 2 (two) Business Days before the proposed Drawdown Date.

6.2           Completion of a Drawdown Request

6.2.1           Each Drawdown Request is irrevocable and will not be regarded as having been duly made unless:

(1)           the proposed Drawdown Date is a Business Day within the Availability Period; and

(2)           the currency and amount of the Drawdown comply with Clause 6.3 (Currency and amount).

6.2.2           Only two Drawdown Requests may be issued being one for an A Loan and one for a B Loan which shall both specify the same Drawdown Date.

6.3           Currency and amount

6.3.1           The currency specified in the Drawdown Request must be Sterling.

6.3.2           The amount of the relevant Loan must be an amount which is not more than the relevant Facility Amount.

6.4           Lenders’ participation

6.4.1           If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Loan available to the Borrower by the Drawdown Date through its Facility Office.

6.4.2           The amount of each Lender’s participation in a Loan will be equal to the proportion borne by its relevant Commitment to the relevant Facility immediately prior to making the Loan.

6.4.3           The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 3.00 p.m. 2 (two) Business Days before the proposed Drawdown Date.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.            REPAYMENT

7.1           Repayment of the Loans

The Borrower shall repay an amount of the A Loan in instalments:

(A)          on each Interest Payment Date falling on or prior to the second anniversary of the Drawdown Date, in the amount of £125,000; and

(B)           on each Interest Payment Date falling after the second anniversary of the Drawdown Date, in the amount of £183,333.33.

7.2           Subject to Clause 7.1, the balance of the Loans (and all other amounts outstanding under the Finance Documents) shall be repaid in full on the Final Repayment Date.

7.3           Reborrowing

The Borrower may not reborrow any part of a Facility which is repaid.

8.            PREPAYMENT AND CANCELLATION

8.1           Illegality

If it becomes unlawful in any applicable jurisdiction relevant to a Facility and/or a Lender for such Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

8.1.1           that Lender shall promptly notify the Agent upon becoming aware of that event;

8.1.2           upon the Agent notifying the Borrower, the relevant Commitment of that Lender will be immediately cancelled; and

8.1.3           the Borrower shall repay that Lender’s participation in the relevant Loan together with accrued interest and all other amounts accrued or outstanding to that Lender under the Finance Documents on the last day of the Interest Period ending immediately prior to the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2           Mandatory Prepayment — Change of control

If the Owners cease to directly or indirectly control all the shares in the Borrower:

8.2.1           the Borrower shall promptly notify the Agent upon becoming aware of that event; and

8.2.2           if the Agent so requires and if the Agent has not consented in advance to the change of control, the Agent may, by not less than 10 days notice (the “Prepayment Notice”) to the Borrower, cancel the Facilities and declare the outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, due and payable whereupon the Facilities will be cancelled and all such outstanding amounts will become due and payable and if that date is not the last day of the then current Interest Period the Borrower shall pay into the Deposit Account all outstanding amounts under the Finance Documents (including accrued interest and all other amounts accrued under the Finance Documents) and in addition an amount equal to the aggregate amount that will be payable under Clause 9.2 (Payment of Interest) on the Loans at the end of such Interest Period and all such amounts deposited shall be applied at the end of the Interest Period in prepayment of the Loans and payment of all other amounts due under the Finance Documents.  If no Default is outstanding following application of the amounts deposited into the Deposit Account in accordance with this Clause, any interest that has accrued on such amount that remains in the Deposit Account shall be paid to the General Account.

8.3           Mandatory Prepayment — Disposals

On a disposal of all or part of a Property in accordance with Clause 23.5 (Disposals) the Borrower must apply an amount equal to 115 per cent of the Allocated Loan Amount for that Property from the proceeds of the sale of the Property (net of any reasonable costs of the sale of such Property) firstly, as to 78.26%, in prepayment of the A Loan and secondly, as to 21.74%, in prepayment of the B Loan.  Any prepayment under this Clause 8.3 must be made on the last day of the Interest Period in which the relevant disposal occurred and pending any such prepayment, the relevant disposal proceeds shall be paid into the Deposit Account.  If no Default is outstanding following application of the amounts deposited into the Deposit Account in accordance with this Clause, any interest that has accrued on such amount that remains in the Deposit Account shall be paid to the General Account.

8.4           Voluntary prepayment of a Loan

The Borrower may, if it gives the Agent not less than 10 (ten) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans on any date (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of £2,000,000). Any such prepayment shall be made together with accrued interest on the amount prepaid and an amount equal to the amount of interest that would have been payable had the amount prepaid been paid on the next following Interest Payment Date and the prepayment fee referred to in Clause 12.3 (Prepayment fee). Any notice given by the Borrower under this Clause 8.4 shall be irrevocable.  If no Default is outstanding following application of the amounts deposited into the Deposit Account in accordance with this Clause, any interest that has accrued on such amount that remains in the Deposit Account shall be paid to the General Account.

8.5           Right of repayment and cancellation in relation to a single Lender

8.5.1           If:

(A)          any sum payable to any Lender by the Borrower is required to be increased under Clause 13.2.3 (Tax gross-up); or

(B)          any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs);

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the relevant

Commitment of that Lender and its intention to repay that Lender’s participation in the relevant Loan without premium or penalty.

8.5.2           On receipt of a notice referred to in Clause 8.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

8.5.3           On the last day of the Interest Period which ends after the Borrower has given notice under Clause 8.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans together with accrued interest and all other amounts accrued or outstanding to that Lender under the Finance Documents but no fee shall be payable under Clause 12.3 (Prepayment fee) on any such amount prepaid.

8.6           Restrictions

8.6.1           Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.6.2           The Borrower may not reborrow any part of any Facility which is prepaid.

8.6.3           The Borrower shall not repay or prepay all or any part of the Loans except at the times and in the manner expressly provided for in this Agreement.

8.6.4           No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6.5           If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.6.6           Each prepayment under this Agreement shall be applied against the Repayment Instalments pro rata and, once applied against all of the Repayment Instalments, thereafter in prepayment pro rata of the principal of the Loans.

SECTION 5

COSTS OF UTILISATION

9.            INTEREST

9.1           Calculation of interest

9.1.1           The rate of interest on the A Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)      A Margin;

(B)       Fixed Rate; and

(C)       Mandatory Cost, if any.

9.1.2           The rate of interest on the B Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)      B Margin;

(B)       Fixed Rate; and

(C)       Mandatory Cost, if any.

9.2           Payment of interest

The Borrower shall pay accrued interest on the Loans on the last day of each Interest Period.

9.3           Default interest

9.3.1           If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2, is 2% (two per cent.) above the higher of:

(A)          the rate determined in accordance with Clause 9.1 (Calculation of interest) which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan (applying (1) the rate determined in accordance with Clause 9.1.1 (if the Agent determines that the failure to pay relates to the A Loan) or Clause 9.1.2 (if the Agent determines that the failure to pay relates to the B Loan) or (2) the higher of the rates determined in accordance with Clause 9.1.1 and 9.1.2 (if the Agent determines that the failure to pay relates to neither an A Loan or B Loan)); and

(B)          the Margin, LIBOR and Mandatory Costs, in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

9.3.2           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(A)          the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(B)          the rate of interest applying to the overdue amount during that first Interest Period shall be 2% (two per cent.) higher than the rate which would have applied if the overdue amount had not become due.

9.3.3           Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4           Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.          INTEREST PERIODS

10.1         Interest Periods

10.1.1         Each of the Interest Periods for each Loan will be of one months duration.

10.1.2         Each Interest Period for a Loan will start on the Drawdown Date or on (and including) an Interest Payment Date and end on (but excluding) the next following Interest Payment Date.

10.1.3         If an Interest Period would otherwise extend beyond the Final Repayment Date, it will be shortened and end on the Final Repayment Date.

10.2         Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.          CHANGES TO THE CALCULATION OF INTEREST

11.1         Market disruption

11.1.1         If a Market Disruption Event occurs in relation to an Unpaid Sum to which Clause 9.3.1(B) applies for any Interest Period, then the rate of interest on each Lender’s share of that Unpaid Sum for the Interest Period shall be the rate per annum which is the sum of:

(A)          the Margin;

(B)          the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Unpaid Sum from whatever source it may reasonably select; and

(C)          the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.

11.1.2         In this Agreement “Market Disruption Event” means:

(A)          at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Agent (acting reasonably) has been unable to obtain satisfactory quotations from leading banks in the Relevant Interbank Market so as to determine LIBOR for Sterling for the relevant Interest Period; or

(B)          before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 33.33% (thirty three point three three per cent.) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.2         Alternative basis of interest or funding

11.2.1         If Clause 11.1 applies and a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

11.2.2         Any alternative basis agreed pursuant to Clause 11.2.1 above shall, with the prior consent of all the Lenders, be binding on all Parties.

12.          FEES

12.1         Arrangement fee

The Borrower shall pay to the Arranger (for its own account) an arrangement fee of 0.65 per cent. (zero point six five per cent.) of the Total Commitments (being £711,100) which shall be payable on the Drawdown Date.

12.2         Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee of £10,000 per annum in advance and which shall be payable on the Drawdown Date and each anniversary thereof.

12.3         Prepayment fee

In the event that the Borrower elects to prepay the whole or any part of a Loan in accordance with Clause 8.4 (Voluntary prepayment of a Loan), the Borrower shall pay a prepayment fee calculated as follows:

12.3.1         if the prepayment occurs on or before the first anniversary of the Drawdown Date, a fee of 0.75 per cent. of the amount so prepaid;

12.3.2         if the prepayment occurs after the first anniversary of the Drawdown Date but on or before the second anniversary of the Drawdown Date, a fee of 0.50 per cent. of the amount so prepaid;

12.3.3         if the prepayment occurs after the second anniversary of the Drawdown Date but on or before the third anniversary of the Drawdown Date, a fee of 0.25 per cent. of the amount so prepaid; and

12.3.4         thereafter, no such fee shall be payable.

12.4         Abort Fee

If the Borrower does not drawdown a Loan before the earlier of the date (the “payment date”) which is the end of the Availability Period and the date on which the Borrower notifies the Arranger that the Borrower does not intend to use a Facility for any reason other than where it would be unlawful for a Lender to perform its obligations under this Agreement, then the Borrower shall on the payment date pay the Arranger (for its own account) an abort fee of £250,000.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.          TAX GROSS UP AND INDEMNITIES

13.1         Definitions

13.1.1         In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)      a Lender:

(1)           which is a bank (as defined for the purpose of Section 349 of the Taxes Act) making an advance under a Finance Document; or

(2)           in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of Section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)       a UK Non-Bank Lender; or

(C)       a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(A)      a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(B)       a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of Section 11(2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(A)          is treated as a resident of a Treaty State for the purposes of the Treaty; and

(B)          does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in a Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means a Lender which is:

(A)          a company resident in the United Kingdom for United Kingdom tax purposes;

(B)          a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 11(2) of the Taxes Act).

13.1.2         Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2         Tax gross-up

13.2.1         The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2         The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)  notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

13.2.3         If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4         The Borrower is not required to make an increased payment to a Lender under Clause 13.2.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)          the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(B)          the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under Clause 13.2.7 below; or

(C)

(1)           the relevant Lender is a Qualifying Lender solely under paragraph (B) of the definition of Qualifying Lender;

(2)           the Board of Customs and Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (on that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from the Borrower a certified copy of that Direction; and

(3)           the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction.

13.2.5         If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.6         Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2.7         A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

13.2.8         A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

13.2.9         A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3         Tax indemnity

13.3.1         The Borrower shall (within 3 (three) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2         Clause 13.3.1 above shall not apply:

(A)          with respect to any Tax assessed on a Finance Party:

(1)           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)           under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)          to the extent a loss, liability or cost:

(1)           is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(2)           would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 13.2.4 (Tax gross-up) applied.

13.3.3         A Protected Party making, or intending to make a claim under Clause 13.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

13.3.4         A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4         Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

13.4.1         a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2         that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5         Stamp taxes

The Borrower shall pay and, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than a Transfer Certificate.

13.6         Value added tax

13.6.1         All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

13.6.2         Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.          INCREASED COSTS

14.1         Increased costs

14.1.1         Subject to Clause 14.3 (Exceptions) the Borrower shall, within 3 (three) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation, in each case, made after the date of this Agreement.

14.1.2         In this Agreement “Increased Costs” means:

(A)          a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)          an additional or increased cost; or

(C)          a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2         Increased cost claims

14.2.1         A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

14.2.2         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming in reasonable detail the amount of its Increased Costs.

14.3         Exceptions

14.3.1         Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(A)          attributable to a Tax Deduction required by law to be made by the Borrower;

(B)          compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3.2 (Tax indemnity) applied);

(C)          compensated for by the payment of the Mandatory Cost; or

(D)          attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.3.2         In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.          BREAK COSTS AND OTHER INDEMNITIES

15.1         Break Costs

15.1.1         The Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

15.1.2         Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue.

15.2         Hedging Arrangement Indemnity

15.2.1         The Borrower acknowledges that the Lenders may enter into Hedging Arrangements to four decimal places for the purpose of hedging for the Fixed Rate payable in respect of a Loan and shall promptly give details of such Hedging Arrangements to the Borrower.

15.2.2         If any Hedging Arrangement entered into by a Lender is terminated for any reason other than a breach by the Lender of the Hedging Arrangement (not being a breach caused directly or indirectly by the Borrower):

(A)          the Borrower shall (without prejudice to the generality of the other provisions of this Clause 15), on demand, pay to the Lender (i) such amount as is legally obliged to pay to the relevant counterparty of the Hedging Arrangement on early termination, and/or (ii) such amount as the Lender has paid or is obliged to pay to purchase (having agreed to purchase such interest rate swap (or other hedging)), any interest rate swap (or other hedging) contract to replace the unexpired period of the previously terminated Hedging Arrangement; or

(B)          the Lenders shall within three Business Days (without prejudice to the generality of the other provisions of this Clause 15) use such amount as the Lenders receive by way of breakage gain or premium from the relevant counterparty of the Hedging Arrangement on (i) early termination or (ii) any purchase of any interest rate swap as set out below:

(1)           first, if there is a Default outstanding, towards prepayment of the Loans;

(2)           second towards payment of all sums then due to the Lenders; and

(3)           third, any balance shall be paid into the Revenue Account.

15.2.3         Any Lender making a claim under this Clause 15.2 shall provide to the Borrower reasonable details of any amount claimed at the time of making such claim.

15.2.4         The Original A Lender and Original B Lender agree that prior to setting the Fixed Rate they will consult with the Borrower or its representatives on the setting of that Fixed Rate in a ‘live pricing call’.

15.2.5         Provided that no Default is outstanding, the Borrower and/or its representative are available at the relevant time and it is commercially feasible, each Lender agrees to consult with the Borrower or its representative as to the level of any break gains or break losses payable on any partial or whole termination of any Hedging Arrangement.  In the absence of any consultation under this clause and provided that no Default is outstanding each Lender agrees that any sum payable on any partial or whole termination of any Hedging Arrangement will be calculated in accordance with section 6(e) of the ISDA Master Agreement 2002 where the Lender is the ‘affected party’.

15.3         Currency indemnity

15.3.1         If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(A)          making or filing a claim or proof against the Borrower;

(B)          obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within 3 (three) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.3.2         The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.4         Other indemnities

The Borrower shall within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.4.1         the occurrence of any Event of Default;

15.4.2         a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

15.4.3         funding, or making arrangements to fund, its participation in any Loan requested by the Borrower in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

15.4.4         the Loans (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.5         Indemnity to the Agent and Security Trustee

The Borrower shall promptly indemnify the Agent and Security Trustee against any cost, loss or liability incurred by the Agent or Security Trustee (acting reasonably) as a result of:

15.5.1         investigating any event which it reasonably believes is a Default; or

15.5.2         acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.          MITIGATION BY THE LENDERS

16.1         Mitigation

16.1.1         Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount (or increased amount) becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2         Clause 16.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2         Limitation of liability

16.2.1         The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2         A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.          COSTS AND EXPENSES

17.1         Transaction expenses

The Borrower shall promptly on demand pay to each Finance Party the amount of all costs and out of pocket expenses (including legal fees) reasonably incurred by that Finance Party in connection with the negotiation, preparation, printing and execution of:

17.1.1         this Agreement, the Security Documents and any other documents referred to in this Agreement; and

17.1.2         any other Finance Documents executed after the date of this Agreement.

17.2         Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Borrower shall, within 10 (ten) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3         Enforcement costs

The Borrower shall, within 3 (three) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.          REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement and on the Drawdown Date and in the case of the Repeating Representations on the dates provided for in Clause 18.20 (Repetition).

18.1         Status

18.1.1         It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2         It has the capacity to sue or be sued in its own name.

18.1.3         It has full power and all necessary governmental and other consents, approvals, licences and authorities to own its assets and carry on its business as it is being conducted.

18.2         Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document and each Management Agreement are legal, valid, binding and enforceable obligations.

18.3         Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents or any Management Agreement do not and will not conflict with:

18.3.1         any law or regulation applicable to it;

18.3.2         its constitutional documents; or

18.3.3         any agreement, instrument, judgment, order, licence, permit or consent binding upon it or any of its assets.

18.4         Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party or each Management Agreement and the transactions contemplated by those Finance Documents and/or each Management Agreement.

18.5         Validity and admissibility in evidence

All Authorisations required or desirable:

18.5.1         to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or each Management Agreement; and

18.5.2         to make the Finance Documents to which it is a party or each Management Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected or will be obtained or effected prior to its entry into such documents and are or will then be in full force and effect.

18.6         Governing law and enforcement

18.6.1         The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.6.2         Any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

18.7         Deduction of Tax

18.7.1         As at the date of this Agreement, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.7.2         As at the date of this Agreement, it is entitled to receive all Revenue free from any deduction or withholding for or on account of any Tax (whether pursuant to section 42A of the Taxes Act or otherwise).

18.7.3         It is registered for VAT and is not a member of any group for VAT purposes, other than a group made up solely of itself and the Shareholder.

18.7.4         It has exercised its option to charge VAT in respect of supplies made in relation to the Properties and has received confirmation from HM Revenue & Customs in writing that such option is acknowledged.

18.8         No filing or stamp taxes

As at the date of this Agreement and save for the registration of any Security Documents at the Land Registry and/or Companies House under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents whether for the purpose of ensuring the enforceability of any right or otherwise.

18.9         Tax Residence

It is resident for tax purposes in the United Kingdom and in no other jurisdiction.

18.10       No default

18.10.1       No Default is continuing or might reasonably be expected to result from the making of a Loan.

18.10.2       No Event of Default is continuing.

18.10.3       No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

18.11       No misleading information

18.11.1       (A)          Any factual information (as supplemented from time to time) that has been or will hereafter be provided to any Finance Party, a Valuer or an Approved Accountant by any member of the Group in connection with a Facility and any Property (or for the purposes of any Valuation and/or the Tax Report) was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated; and

(B)          all information provided by, or on behalf of the Borrower to the Borrower’s Solicitors for the purposes of preparing the Certificates of Title is true, complete and accurate in all material respects as at the date of the Certificate of Title.

18.11.2       All financial projections (if any) that have been or will be prepared by any member of the Group and provided to any Finance Party have been or will be prepared on the basis of recent historical information and on the basis of assumptions believed by the Borrower to be reasonable.

18.11.3       At the Drawdown Date, nothing has occurred since the date the information referred to in Clause 18.11.1 above was supplied which, if disclosed, would make that information untrue or misleading in any material respect.

18.12       Financial statements

18.12.1       The Original Financial Statements were audited by an Approved Accountant in accordance with GAAP consistently applied unless disclosed in the Original Financial Statements.

18.12.2       The Original Financial Statements fairly represent the financial condition and operations of the Borrower during the relevant financial year unless previously disclosed to the Agent in writing by the Borrower before the date of this Agreement.

18.12.3       There has been no change in the business or consolidated financial condition of the Borrower since the date of the Original Financial Statements which is reasonably likely to have a Material Adverse Effect.

18.12.4       The financial statements of the Shareholder delivered to the Agent in accordance with Clause 4.1 (Initial Conditions Precedent) fairly represent the financial condition and operations of that Shareholder during the relevant year.

18.13       Ranking

18.13.1       Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors (except for obligations mandatorily preferred by law applying to companies generally).

18.13.2       The security conferred by each Security Document constitutes a first priority security interest of the type described over the assets referred to in that Security Document and these assets are not subject to any prior or pari passu security.

18.14       No proceedings pending or threatened

No Material Litigation has been started or (to the best of its knowledge and belief) threatened against it.

18.15       Environmental Authorisations

It is in possession of all and any Environmental Authorisations required for the conduct of its business and it has not breached in any material respect any of the terms and conditions of such Environmental Authorisations nor has it received any notice relating to an actual or potential contravention of any Environmental Authorisation.

18.16       Environmental Compliance

It has not breached any Environmental Laws and no condition exists or event has occurred which could be reasonably likely to give rise to any breach of, or liability on it or a Finance Party of any kind under, any Environmental Laws.

18.17       Ownership of the Properties

The Borrower is the legal and beneficial owner of each Property, and will at all times during the Facility Period have a good valid and marketable title (which was acquired with full title guarantee and the Borrower has the right to transfer each Property with full title guarantee) to each Property and (subject to the matters fully disclosed in each Certificate on Title) free from any Security, restrictions, agreements, stipulations, reservations, conditions, interests, rights, covenants, trusts or other matters whatsoever affecting each Property, and all deeds and documents (if any) necessary to show good and marketable title to each Property will be in the possession of or held to the order of the Agent.

18.18       Ownership

18.18.1       Except where prior written consent has been given by the Agent to any charge, the entire issued share capital of the Borrower is legally and beneficially owned and controlled by the Shareholder.

18.18.2       The Borrower is directly or indirectly owned and controlled by the Owners or with the Agent’s prior written consent and after having received the confirmation of the Finance Parties that they have completed any know your customer checks, any other person.

18.18.3       The shares in the capital of the Borrower are fully paid.

18.19       No other business

18.19.1       The Borrower has not traded or carried on any business since the date of its incorporation except for the acquisition, ownership and management of its interests in the Properties.

18.19.2       The Borrower is not a party to any material agreement other than:

(A)          the Finance Documents;

(B)          each Management Agreement;

(C)          contracts entered into on arms length terms with third parties in the ordinary course of business in relation to the day to day administration of Property (including, but not limited to, maintenance contracts and employment contracts); and

(D)          contracts and arrangements expressly disclosed in any Certificates of Title.

18.20       No Subsidiaries

The Borrower does not have any Subsidiaries.

18.21       Relevant Consents

18.21.1       All Relevant Consents which it is necessary or appropriate for the Borrower to hold at the relevant time of making or being deemed to repeat this representation and warranty have been obtained and effected and are in full force and effect.

18.21.2       There exists no reason known to it, having made all reasonable enquiries, why any Relevant Consent might be withdrawn, suspended, cancelled, varied, surrendered or revoked.

18.21.3       All Relevant Consents and other consents, permissions and approvals have been or are being complied with.

18.22       Pensions

18.22.1       It is not nor has it at any time been an Employer (as defined in Section 318 of the Pensions Act 2004) of an ‘occupational pension scheme’ which is not a ‘money purchase scheme’ (both terms as defined in the Pensions Schemes Act 1993); and

18.22.2       it has not received nor is it aware of any circumstance which might lead to it receiving a Financial Support Directive or Contribution Notice from the Pensions Regulator.

18.23       Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Drawdown Request and each Interest Payment Date.

19.          INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1         Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

19.1.1         as soon as the same become available, but in any event within 180 (one hundred and eighty) days after the end of each of its financial years, its audited financial statements for that financial year; and

19.1.2         as soon as the same become available, but in any event within 45 (forty five) days after the end of each quarter of each of its financial years, its financial statements for that financial quarter year.

19.2         Compliance Certificate

19.2.1         The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clauses 19.1.1 or 19.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.14 (Financial covenants) as at the date as at which those financial statements were drawn up.

19.2.2         Each Compliance Certificate shall be signed by two directors of the Borrower.

19.3         Requirements as to financial statements

19.3.1         Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

19.3.2         The Borrower shall procure that each set of financial statements of the Borrower delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP (and in the case of the financial statements delivered under Clause 19.1.1, audited by the Approved Accountant), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and an Approved Accountant or such other person as approved by the Agent acting reasonably delivers to the Agent:

(A)          a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)          sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.3.3         If the Borrower notifies the Agent of a change in accordance with Clause 19.3.2 above then the Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(B)          whether or not the change would result in any material alteration in the commercial effect of any of the terms of this Agreement (including, without limitation, Clause 22 (Financial Covenants); and

(C)          if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

19.4         Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.4.1         all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

19.4.2         promptly upon becoming aware of them, the details of any Material Litigation; and

19.4.3         promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request.

19.5         Notification of default

19.5.1         The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5.2         Promptly upon request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6         Use of websites

19.6.1         The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(A)          the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(B)          both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(C)          the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

19.6.2         The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

19.6.3         The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(A)          the Designated Website cannot be accessed due to technical failure;

(B)          the password specifications for the Designated Website change;

(C)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(D)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(E)           the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under Clause 19.6.3(A) or Clause 19.6.3(E) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.6.4         Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within 10 (ten) Business Days.

19.7         Property Information

The Borrower shall or shall procure that the Manager shall:

19.7.1         promptly and in any event no later than 3 (three) Business Days prior to each Test Date provide to the Agent (in sufficient copies for all of the Lenders) the following information (in form and substance satisfactory to the Agent) in respect of each Property and the immediately preceding Quarter Period:

(A)          copies of any management accounts and management cash flows produced by or for the Borrower showing amongst other things, with respect to each Property, the occupancy rate, the average room rate, revenue per available room, total revenue, total operating expenses, gross operating income, total overheads, gross operating profit, total fixed expenses and net operating income (containing at least the information set out in Schedule 7) with supporting information;

(B)          details of any arrears of amounts due (if any) to the Borrower under any Management Agreement with respect to the occupancy of hotel rooms,

VAT, and all other amounts due but unpaid under the Management Agreement and any steps being taken to recover the same;

(C)          if not contained within information provided in accordance with paragraph (A) above, details of the Manager’s fees;

(D)          a copy of the relevant extract of the minutes (if any) of any significant property management meetings relating to each Property; and

(E)           a summary of  any proposed or actual FF&E expenditure carried out by the Borrower or any Manager on its behalf;

19.7.2         give notice to the Agent of any insolvency, bankruptcy, receivership, administration, liquidation or any other analogous proceedings affecting the Manager promptly upon becoming aware of any such event;

19.7.3         notify the Agent of any potential purchaser of a Property; and

19.7.4         promptly provide to the Agent such other information in its possession or control about a Property, as the Agent may reasonably request from time to time.

19.8         Money Laundering Information

The Borrower shall promptly provide to the Agent all such information and identification or other evidence as the Agent may from time to time require to ensure compliance with Money Laundering Regulations.

20.          BANK ACCOUNTS

20.1         Designation of Accounts

20.1.1         The Borrower shall forthwith at the request of the Agent open and thereafter maintain at the Account Bank, the following bank accounts denominated in Sterling:

(A)          an account designated the Revenue Account in the name of the Borrower;

(B)          a current account designated the General Account in the name of the Borrower;

(C)          a current account designated the FF&E Account in the name of the Borrower; and

(D)          a current account designated the Deposit Account in the name of the Borrower.

The Account Bank must at all times comply with the Account Bank Rating Requirements. If at any time the rating of the Account Bank falls below the Account Bank Rating Requirements, then the Borrower shall move the accounts forthwith to a replacement account bank which meets the Account Bank Rating Requirements and which shall be previously approved in writing by the Agent (such approval not to be unreasonably withheld or delayed).

20.1.2         The Borrower may not without the prior consent of the Agent maintain any other bank account (except for any bank account which only receives deposits from amounts permitted under this Agreement to be withdrawn from the General Account).

20.2         Control of Accounts

20.2.1         The Agent and the Borrower shall have joint signing rights on the Revenue Account provided that if a Default is continuing only the Agent shall have sole signing rights on the Revenue Account.

20.2.2         Subject to Clause 20.6 below, the Borrower shall have sole signing rights on the General Account.

20.2.3         The Agent shall have sole signing rights on the FF&E Account and the Deposit Account.

20.3         Payments into the Accounts

The Borrower shall ensure that all Revenue and other amounts payable to it (other than any amounts required to be paid into another Charged Account) is paid into the Revenue Account.

20.4         Indirect Receipts

If the Borrower or the Manager receives or recovers any amount otherwise than by credit to the relevant Charged Account, the Borrower shall pay (or shall procure the payment of by the Manager) the same into the Revenue Account immediately after receipt or recovery and in like funds as received or recovered by the Borrower, who shall in the meantime hold the same subject to the security created by the Finance Documents.

20.5         Withdrawals from the Revenue Account

20.5.1         The Borrower may make no withdrawals from the Revenue Account without the Agent’s prior written consent.

20.5.2         On each Interest Payment Date the amounts standing to the credit of the Revenue Account shall be applied by the Agent in the following order and in or towards the following items:

(A)          first, in or towards payment of any Unpaid Sum (not otherwise referred to in this Clause 20.5.2);

(B)          second, in or towards payment of any costs, fees and expenses of the Agent or the Arranger which are due but unpaid under the Finance Documents;

(C)          third, in or towards payment of accrued interest due but unpaid to the A Lenders under the Finance Documents;

(D)          fourth, in or towards any repayment or prepayment of principal which is due but unpaid to the A Lenders under the Finance Documents;

(E)           fifth, in or towards payment of accrued interest due but unpaid to the B Lenders under the Finance Documents;

(F)           sixth, in or towards any repayment or prepayment of principal which is due but unpaid to the B Lenders under the Finance Documents;

(G)          seventh, in or towards payment of such amounts as the Agent considers are necessary in respect of any Service Charge shortfalls or other liabilities with respect to any Property (including any insurance premia, rates or other monies which may from time to time be payable by the Borrower in respect of any Property), such amounts not being recoverable under the Management Agreement;

(H)          eight, if the Borrower is not in compliance with its obligations under Clause 22 (Financial Covenants), ignoring any right it may have under Clause 20.8 (Deposit Account) to remedy such non compliance but only until such time as that breach is remedied under that Clause, in payment of any essential operating costs (which shall include VAT due to be paid by the Borrower, staff gratuities due to be paid onto any member of staff or other amounts charged to guests of any Property which are due to any concessionaire or tenant of the Borrower) relating to each Property in accordance with the Borrower’s annual budget for each Property or otherwise any expenditure which the Agent may, in its absolute discretion approve, and, thereafter, in prepayment of the A Loan;

(I)            ninth, any other amount due to the Finance Parties;

(J)           tenth, an amount equal to 4 per cent. of the Net Operating Income received in the Interest Period ending on that Interest Payment Date to the FF&E Account;

(K)          eleventh, subject to Clause 20.5.3 below, payment of any surplus into the General Account.

Any surplus monies not paid into the General Account in accordance with this provision may be applied by the Agent, at its discretion, towards a prepayment of the Loans at any time or may be retained in the Revenue Account.

20.5.3         The Agent is obliged to make a withdrawal from the Revenue Account in accordance with Clause 20.5.2 above only if:

(A)          no Default is continuing; and

(B)          the Repeating Representations are correct and will be correct immediately after the withdrawal.

20.5.4         The Agent may authorise withdrawals at any time from the Revenue Account to pay any amount due but unpaid under the Finance Documents.

20.5.5         The Agent may vary the order set out in Clause 20.5.2 above if a Default (other than a Default arising solely under Clause 22.1 (Loan to Value Covenant) or Clause 22.2 (Interest Cover) is continuing or any of the Repeating Representations are not correct at any time.

20.5.6         If the Borrower fails to pay any amount due under any Headlease on the day on which it is due, the Agent may, and is irrevocably authorised by the Borrower to withdraw from the Revenue Account a sum necessary to meet the due amount and apply that sum in payment of that due amount.

20.5.7         Notwithstanding Clause 20.5.2 above the Borrower may on any date (but no more than once in any week) on which:

(A)          no Default is outstanding;

(B)          the Borrower is in compliance with Clause 22 (Financial Covenants);

(C)          the Repeating Representations are all correct and will be correct immediately after the withdrawal;

(D)          the Agent reasonably believes that the Borrower will be in compliance with each of the matters set out in paragraphs (A) to (C) when tested on the next Interest Payment Date; and

(E)           and the balance standing to the credit of the Account is more than the Agent’s estimate, acting reasonably, of the amount due under the Finance Documents on the next Interest Payment Date, request that the Agent’s estimate of the surplus amount not required to meet amounts due under the Finance Documents on that next Interest Payment Date be released to the General Account.

20.6         General Account

20.6.1         Provided no Default is continuing or would occur as a result of the withdrawals, the Borrower may withdraw any amount from the General Account.

20.6.2         At any time when a Default is continuing, the Agent may, and is irrevocably authorised by the Borrower to:

(A)          operate the General Account; and

(B)          withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which monies in any Account may be applied under the powers contained in the Finance Documents.

20.7         FF&E Account

20.7.1         Provided no Default is continuing or would occur as a result of the withdrawals, the Borrower may request the Agent to withdraw any amount from the FF&E Account in order to fund FF&E on the Properties in accordance with the relevant Management Agreement.

20.7.2         At any time when a Default is continuing, the Agent may, and is irrevocably authorised by the Borrower to withdraw from, and apply amounts standing to the credit of, the FF&E Account in or towards any purpose for which monies in any Account may be applied under the powers contained in the Finance Documents.

20.8         Deposit Account

20.8.1         The Borrower must ensure that:

(F)           any amount required to be paid into the Deposit Account by this Agreement is paid into the Deposit Account; and

(G)          any amount received by it under any insurance policy is paid into the Deposit Account.

20.8.2         Provided no Default is continuing or would occur as a result of a withdrawal, the Borrower may request the Agent to withdraw any amount deposited in accordance with Clause 20.8.1(A) from the Deposit Account to meet any liability of the Borrower for which the relevant amount was paid out by the relevant insurer.

20.8.3

(A)           if the Agent notifies the Borrower that there is a breach of Clause 22.1 (Loan to Value Covenant) then the Borrower may within 3 (three) months remedy that breach by:

(i)         depositing into the Deposit Account an amount which when applied in prepaying the Loans will be sufficient to ensure compliance with Clause 22.1 (Loan to Value Covenant), such amount to be applied by the Agent on the next Interest Payment Date in prepayment of the Loans; or

(ii)        depositing an amount into the Deposit Account (an “LTV Remedy Amount”);

(B)            an LTV Remedy Amount above shall be the amount calculated by the Agent which if it were used to prepay the Loans would be enough to ensure compliance with Clause 22.1 (Loan to Value Covenant);

(C)            if the Borrower deposits an LTV Remedy Amount in accordance with Clause 20.8.3(A)(ii) into the  Deposit Account the Borrower will not be regarded as being in breach of Clause 22.1 (Loan to Value Covenant); and

(D)           in relation to any LTV Remedy Amount or any part thereof, if the test in Clause 22.1 (Loan to Value Covenant) is satisfied (without taking into account the LTV Remedy Amount or any part thereof) on the relevant test date and no Default is continuing the Agent shall, upon the request of the Borrower, release any of the amount of the LTV Remedy Amount not required to satisfy the relevant test to the General Account and any amount so released shall cease to be part or all of any LTV Remedy Amount.

20.8.4

(E)            if the Agent notifies the Borrower that there is a breach of Clause 22.2 (Interest Cover) then the Borrower may within 5 (five) Business Days remedy that breach by:

(i)         deposit into the Deposit Account an amount which when applied in prepaying the Loans will be sufficient to ensure compliance with Clause 22.2 (Interest Cover), such amount to be applied by the

Agent on the next Interest Payment Date in prepayment of the Loans; or

(ii)        depositing an amount into the Deposit Account (an “ICR Remedy Amount”);

(F)            an ICR Remedy Amount shall be the amount calculated by the Agent as being sufficient if added to Net Operating Income before the last Interest Payment Date would have been enough to ensure compliance with Clause 22.2 (Interest Cover);

(G)            if the Borrower deposits an ICR Remedy Amount in accordance with Clause 20.8.4(A)(ii) the Borrower will not be regarded as being in breach of Clause 22.2 (Interest Cover); and

(H)           in relation to any ICR Remedy Amount or any part thereof, if the test in Clause 22.2 (Interest Cover) is satisfied (without taking into account the ICR Remedy Amount or any part thereof) on the relevant test date and no Default is continuing the Agent shall, upon the request of the Borrower, release any of the ICR Remedy Amount not required to satisfy the relevant test to the General Account and any amount so released shall cease to be part or all of any ICR Remedy Amount.

(I)             and any amount so released shall cease to be part or all of any ICR Remedy Amount.

20.8.5         Any LTV Remedy Amount deposited in the Deposit Account may also form part of any ICR Remedy Amount and vice versa in order that the Borrower need only deposit one amount in the Deposit Account as ICR Remedy Amount and LTV Remedy Amount in an amount of the higher of the amount required under Clause 20.8.3 or 20.8.4.

20.8.6         Other than any amount deposited in accordance with Clauses 20.8.1(B), 20.8.3 or 20.8.4 above, provided no Default is outstanding or would occur as a result of the withdrawals, the Agent shall withdraw any amount from the Deposit Account on the next Interest Payment Date in prepayment of the Loans.

20.9         Withdrawals generally

20.9.1         The Borrower hereby irrevocably authorises the Agent to effect the withdrawals and transfers referred to in this Clause 20.

20.9.2         The Agent may delegate its powers to make withdrawals under this Clause 20 to any administrator, receiver and/or manager appointed under the powers contained in the Security Documents.

20.9.3         While a Default is continuing, the Agent may, and is irrevocably authorised by the Borrower to, withdraw monies standing to the credit of each Charged Account and apply in or towards repayment of the Loans and/or payment of any other amount outstanding under the Finance Documents or in or towards any purpose for which monies in any Charged Account may be applied under the powers contained in the Finance Documents.

20.10       No Liability

The Agent shall not be responsible to the Borrower for any non-payment of any liability of the Borrower which could be paid out of monies standing to the credit of any Account unless caused by the wilful neglect or gross negligence of the Agent.  The Agent shall not be liable to the Borrower for any withdrawal wrongly made if it is made in good faith.

21.          PROPERTY UNDERTAKINGS

21.1         Planning

The Borrower shall:

21.1.1         comply or procure compliance in all respects with any conditions attached to any planning permissions relating to or affecting any Property and not without the prior written consent of the Agent carry out any development or make any alteration to the use of any Property (such consent not to be unreasonably withheld or delayed in the case of any development); and

21.1.2         not make any application for planning permission or implement any planning permission obtained or enter into any agreement or undertaking under Section 106 of the Town and Country Planning Act 1990 or Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or Sections 38 or 278 of the Highways Act 1980 or any other similar act or acts without the prior written consent of the Agent (such consent not to be unreasonably withheld).

21.2         Title

The Borrower shall:

21.2.1         observe and perform all restrictive and other covenants, stipulations and obligations now or at any time affecting any Property insofar as the same are subsisting and are capable of being enforced; and

21.2.2         duly and diligently enforce all material restrictive or other covenants, stipulations and other obligations benefiting any Property and not waive, release or vary (or agree to do so) the obligations of any other party thereto.

21.3         Management Agreements and Leases

21.3.1         The Borrower shall comply with all of its obligations under each Management Agreement and, without prejudice to Clause 21.3.2(A), ensure that it is at all times party to a Management Agreement, under which the Manager is obliged to operate the hotel businesses at the Properties.

21.3.2

(A)          Other than as set out in paragraph (B) below, the Borrower shall not after the date of this Agreement, without the prior written consent of the Agent (such consent not be unreasonably withheld or delayed):

(i)            enter into any Management Agreement or agree to do so;

(ii)           give any consent to any matter, document or proposal requested under or in relation to any Management Agreement provided that while no Default is continuing the Borrower may grant such consent (other than any consent relating to the agreeing of any budget for a Property) to the extent that the consent or relevant matter, document or proposal would not reasonably be expected to have a prejudicial affect on any Finance Party or a Material Adverse Effect;

(iii)          agree to any amendment or waiver in respect of any Management Agreement nor agree to the termination of any Management Agreement;

(iv)          grant, or permit the grant of, any contractual licence, Occupational Lease, Agreement for Lease or right to occupy any part of a Property (other than permitting the renting of individual rooms as part of its business at the Property) or grant any consent under the same or agree to any assignment of any Occupational Lease, Agreement for Lease or licence; or

(v)           agree any budget for a Property with the Manager.

(B)          The consent of the Agent is not required under paragraph (A) above:

(i)            subject to the Agent having been notified in writing prior to the date of this Agreement of a contractual obligation to enter into an agreement, to the entry into by the Borrower of  the same;

(ii)           having given the Agent prior written notice of the proposed terms of such lease, for the granting of an Occupational Lease on arms length terms over the former Lumiere Cinema space at St. Martin’s Lane to Gymbox Limited for a term of approximately twenty years at an annual rent of approximately £150,000;

(iii)          if the Agent has been notified in writing of such grant prior to its being granted, in respect of the grant of any licence, Agreement for Lease, Occupational Lease or right to occupy any part of a Property in such case granted to a statutory undertaker or telecommunications company in connection with the supply of any utility or telecoms service to a Property; and

(iv)          subject to the Agent having been notified prior to any such grant, for the grant of any consent under a contractual licence, Occupational Lease, Agreement for Lease or other right to occupy part of a Property in circumstances where the Borrower is under a contractual obligation not to unreasonably withhold or delay the grant of such consent and where the withholding of such consent because the consent of the Agent has not been obtained in time would cause the Borrower to be in breach of that contractual obligation.

21.3.3         The Borrower shall duly and diligently implement the provisions of each Management Agreement.

21.3.4         The Borrower shall promptly following receipt of the same supply to the Agent a copy of any notice or document (including but not limited to the annual budget for each property) it receives from any Manager in connection with any Management Agreement.

21.3.5         No later than 6 months before the expiry of any Management Agreement (and thereafter if required by the Agent from time to time), the Borrower shall inform the Agent of the steps being taken to renew that Management Agreement or to enter into a new Management Agreement.

21.4         Managers

21.4.1         The Borrower shall:

(A)          ensure that at all times whilst any monies are outstanding under the Finance Documents each Property shall be managed by a Manager approved by the Agent (acting reasonably) and shall procure that each Manager carries out its duties in accordance with the terms of the relevant Management Agreement; or

(B)          not appoint a new Manager or replace a Manager without the prior written consent of, and upon terms approved by, the Agent (acting reasonably) including, without limitation, the entering into a new Management Agreement.

21.4.2         If:

(C)          a Manager is in breach of its duties under the terms of its appointment by the Borrower; or

(D)          a Manager has ceased to exist or become insolvent;

the Agent may require the Borrower to terminate the appointment of the Manager (which the Borrower agrees to do on the date required by the Agent) and to appoint a new Manager. The Borrower shall procure that any new Manager so appointed shall enter into a Management Agreement.

21.5         Environmental Compliance

The Borrower shall:

21.5.1         comply in all material respects with all Environmental Laws; and

21.5.2         obtain and do all that is necessary to maintain in full force and effect all Environmental Authorisations; and

21.5.3         promptly on becoming aware of the same, notify the Agent of the following:

(E)           any indication that any Property is referred to or listed or might be referred to or listed in any register maintained or proposed under Section 143 of the Environmental Protection Act 1990;

(F)           any claim, notice of violation, prosecution, official warning, abatement or other order relating to Environmental Matters or requiring compliance with any Environmental Laws or with any licence or approval relating to

Environmental Matters which to its knowledge is pending or threatened against the Borrower or any of its officers in their capacity as such or against any Property or of any requirement to make any investment or expenditure or to take or desist from taking action which might be reasonably likely to have a Material Adverse Effect;

(G)          the existence or recent existence of any Environmental Matters at any of the Properties which may give rise to any environmental liability, and in such circumstances the Borrower shall take or procure the taking of all necessary action to remedy or remove or prevent the incursion of Environmental Matters in a manner that complies with all Environmental Laws;

(H)          any facts or circumstances entitling any Environmental Authorisation to be revoked, suspended, amended or not renewed where this might be reasonably likely to have a Material Adverse Effect and of any requirement to make any investment or expenditure or to take or desist from taking any action where this might have a similar effect; and

(I)            full details of any inspections, investigations, audits, tests or other analyses concerning Environmental Matters relating to the Borrower or to a Property occurring after the date of this Agreement; and

21.5.4         on demand indemnify the Finance Parties against any loss or liability which:

(A)          any Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(B)          which would not have arisen if a Finance Document had not been entered into.

21.6         VAT Election

The Borrower shall not carry out or permit to be carried out any action which will or may cause any option or right of election that the supplies made in respect of any lease or tenancy of the same by it shall be taxable for VAT purposes at the standard or any other applicable rate which has already been exercised, to be revoked or disapplied.

21.7         Valuations, Structural Survey or Environmental Survey

21.7.1         The Agent may at any time but only once per annum request the Valuer promptly to prepare and deliver to the Agent a Valuation in respect of a Property or the Properties as the Agent may direct and the cost of any such Valuation shall borne by the Borrower.

21.7.2         The Agent may request the Valuer or any agent of the Valuer promptly to prepare and deliver to the Agent a structural survey and/or environmental report with respect to a Property if the Agent has serious grounds to believe that the environmental or structural condition of that Property has materially altered since the first Drawdown Date and the cost of any such survey or report shall be borne by the Borrower.

21.7.3         On or after the occurrence of a Default which is continuing, the Agent may at any time and from time to time request a Valuation of any Property.

21.7.4         The Borrower shall ensure that the Valuer has all such assistance as the Agent may require to carry out any such Valuation, structural survey or environmental report including (upon reasonable notice and during normal business hours) full access to each Property upon reasonable written notice.

21.8         Insurance

The Borrower shall at all times during the Facility Period:

21.8.1         effect and maintain the Insurance Policies in full force and effect with such insurers which comply with the Insurance Company Rating Requirements, in such amounts and against all such risks of loss or damage as the Agent may from time to time require (including, without limitation, subsidence, terrorism, professional fees, site clearance, consequential loss, third party liability, VAT and not less than, from the date of this Agreement up to the date of the renewal of the loss of Revenue policy delivered to the Agent in accordance with Clause 4.1 (Initial Conditions Precedent), two years, but thereafter, three years’ loss of Revenue and any fees payable to the Manager during any period of loss or damage);

21.8.2         duly and punctually pay all premiums and other monies due and payable under or in connection with the Insurance Policies (and promptly upon request by the Agent, supply copies of the premium receipts or other evidence of payment) and not do or omit to do anything which may result in any Insurance Policy being made void or voidable;

21.8.3         ensure that the terms of each Insurance Policy provide that the Security Trustee is named as co-insured and as loss payee and that the Insurance Policy shall not be invalidated as against the Security Trustee for failure to pay any premium without at least 10 (ten) Business Days’ prior written notice being given to the Security Trustee and contain terms providing that the Security Trustee shall have no duty of disclosure to the insurance company or underwriters and have no liability to pay any unpaid premium, and whereby the relevant insurer agrees in terms satisfactory to the Security Trustee not to vitiate or avoid the Insurance Policy as a result of any misrepresentation, act or omission of any party other than the Security Trustee;

21.8.4         procure that on each anniversary of the Drawdown Date (for as long as there are any amounts outstanding under any Facility) there shall be produced to the Agent a confirmation from its insurance broker to the Agent that each Property is insured in accordance with this Clause 21.8;

21.8.5         promptly upon request provide to the Agent such information in its possession in connection with the Insurance Policies as the Agent may reasonably require and promptly notify the Agent upon becoming aware of renewals made and variations or cancellations of policies made or, to its knowledge, threatened or pending; and

21.8.6         if so required by the Agent, deposit with the Agent the Insurance Policies and all other contracts of insurance relating to each Property or, if this is not permitted by any lease to which that Property is subject, shall produce a copy of the same to the Agent for inspection.

21.8.7         Each of the Borrower’s insurers must at all times comply with the Insurance Company Rating Requirements. If at any time the rating of any insurer falls below the Insurance Company Rating Requirements, then the Borrower shall procure that the relevant assets are insured forthwith by a replacement insurer, which shall be previously approved in writing by the Agent acting reasonably.

21.8.8         If the Borrower fails to comply with any of the provisions of this Clause 21.8, the Agent may effect the insurances concerned, with an insurer complying with the Insurance Company Requirements, and any cost, liability or expense properly incurred in connection therewith shall promptly on demand be paid by the Borrower to the Agent.

21.9         Repair

The Borrower shall:

21.9.1         procure that each Property is maintained in good and substantial repair and condition, and ensure that all plant, machinery and equipment which forms part of the Properties is replaced as necessary with items of similar quality and value; and

21.9.2         make good any want of maintenance and repair in each Property promptly upon the request of the Agent (acting reasonably) so to do, and notify the Agent immediately upon completion of such maintenance and repair.

21.10       Alterations

The Borrower shall not without the prior written consent of the Agent (acting reasonably):

21.10.1       effect, carry out or permit to be carried out any demolition, reconstruction or rebuilding of or any material structural or other material alteration to or change in the use of all or any part of any Property; or

21.10.2       sever, unfit or remove any of the fixtures, fittings, plant or machinery on or at any Property (other than in accordance with the principles of good hotel management and in accordance with the relevant Management Agreement).

21.11       Revenue Account

The Borrower shall ensure that on each Interest Payment Date there are sufficient sums in the Revenue Account to enable the Agent to make each of the transfers and payments listed in Clause 20 (Bank Accounts).

21.12       Survey Recommendations

The Borrower will promptly implement (and in any event within any time period stipulated in any such report or survey) all steps recommended to be implemented under any environmental report or structural survey provided to the Agent pursuant to Schedule 1 (Conditions Precedent) which the Agent (acting on the reasonable advice of the Valuer) requires to be implemented and notify the Agent when all such steps have been fully implemented.

21.13       Headlease

The Borrower shall in relation to the Headlease under which the Borrower derives its estate or interest in a Property:

(J)            observe and perform all covenants, stipulations and obligations on the lessee under the Headlease;

(K)          diligently enforce all covenants on the part of the lessor under the Headlease;

(L)           not, without the prior written consent of the Agent (acting reasonably):

(1)           waive, release or vary any obligation under, or the terms of; or

(2)           exercise any option or power to break, determine or extend,

in each case, the Headlease;

(M)         not do or permit anything under the Headlease whereby the same may be forfeited;

(N)          other than any rent increase fixed under the terms of the Headlease, not agree any change to the rent payable under the Headlease without the prior written consent of the Agent (acting reasonably); and

(O)          promptly notify the Agent of any matter or event under or by reason of which the Headlease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture and, if so requested by the Agent, to apply for relief against forfeiture.

21.14       FF&E Reserve

Subject always to the terms of any Headlease the Borrower shall promptly and diligently carry out all works and/or incur all necessary expenditure in connection with the FF&E in accordance with the terms of the relevant Management Agreement.

22.          FINANCIAL COVENANTS

22.1         Loan to Value Covenant

Subject to Clause 20.8 (Deposit Account), the Borrower undertakes and covenants with the Agent that:

22.1.1         on the Drawdown Date the aggregate sum of outstandings under the A Facility shall not exceed 56% of the aggregate Market Value of the Properties determined in accordance with the most recent Valuation; and

22.1.2         after the Drawdown Date until (and including) the date on which all the obligations and liabilities of the Borrower under the Finance Documents are discharged in full and the Finance Parties have no continuing obligations in relation to any Facility, the aggregate sum of outstandings under the Facility shall not at any time exceed 73% of the aggregate Market Value of the Properties determined in accordance with the most recent Valuation.

22.2         Interest Cover

22.2.1         Subject to Clause 20.8 (Deposit Account), the Borrower shall ensure that:

(P)           on each Test Date falling before the second anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 200% (two hundred per cent.) of the A Finance Costs for the year ending on (and including) that Test Date (or, in respect of an Test Date falling before the first anniversary of the Drawdown Date, the A Finance Costs calculated in accordance with Clause 22.2.2);

(Q)          on each Test Date falling on or after the second anniversary of the date of this Agreement but before the fourth anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 205% (two hundred and five per cent.) of the A Finance Costs for the year ending on (and including) that Test Date;

(R)          on each Test Date falling on or after the fourth anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 210% (two hundred and ten per cent.) of the A Finance Costs for the year ending on (and including) that Test Date;

(S)           on each Test Date falling before the second anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 135% (one hundred and thirty five per cent.) of the B Finance Costs for the year ending on (and including) that Test Date (or, in respect of a Test Date falling before the first anniversary of the Drawdown Date, the B Finance Costs calculated in accordance with Clause 22.2.2);

(T)          on each Test Date falling on or after the second anniversary of the date of this Agreement but before the fourth anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 140% (one hundred and forty per cent.) of the B Finance Costs for the year ending on (and including) that Test Date; and

(U)          on each Test Date falling on or after the fourth anniversary of the date of this Agreement, the Net Operating Income for the year ending on the last Quarter Date is not less than 145% (one hundred and forty five per cent.) of the B Finance Costs for the year ending on (and including) that Test Date.

22.2.2         In calculating Finance Costs under this Clause on a Test Date falling before the first anniversary of the Drawdown Date, the Finance Costs shall be calculated by dividing the Finance Costs actually incurred to the relevant calculation date by the number of days elapsed since the Drawdown Date (including such date) and then multiplying the product of such sum by 365.

22.3         Calculations

22.3.1         All calculations made at any time for the purposes of this Clause 22 shall be made by reference to the following:

(A)          where such calculations relate to the date as at or to which audited financial statements of the Borrower are prepared, the most recent such financial statements; and

(B)          where such calculations relate to a date on which quarterly accounts or management accounts of the Borrower are prepared, the most recent such accounts,

adjusted in each case, as the Agent may in its discretion reasonably consider appropriate, to take account of any changes in the financial condition or circumstances of the Borrower which occur after the date as at or to which such financial statements or accounts were or certificate was prepared.

22.3.2         If there is any dispute as to any computation under this Clause 22 the decision of the Agent shall, in the absence of manifest error, be conclusive and binding on the Parties to this Agreement.

23.          GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1         Authorisations

The Borrower shall promptly:

23.1.1         obtain, comply with and do all that is necessary to maintain in full force and effect; and

23.1.2         supply certified copies to the Agent of,

any Authorisation:

(V)            required or desired under any law or regulation of its jurisdiction of incorporation to enable it lawfully to enter into, exercise its rights and comply with and perform its obligations under the Finance Documents and each Management Agreement; and

(W)          to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document and Management Agreement.

23.2         Compliance with laws

The Borrower shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3         Financial Indebtedness

The Borrower shall not incur any Financial Indebtedness to any person other than the Finance Parties other than Financial Indebtedness not exceeding in aggregate £1,200,000.

23.4         Negative pledge

23.4.1         The Borrower shall not create or permit to subsist any Security over any of its assets.

23.4.2         The Borrower shall not:

(A)          sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(B)          sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)          enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.4.3         Clauses 23.4.1 and 23.4.2 above do not apply to:

(A)          any lien arising by operation of law and in the ordinary course of trading and securing amounts not more than 90 days overdue; and

(B)          any Security entered into pursuant to any Finance Document.

23.5         Disposals

23.5.1         The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any part or parts of any Property or its assets (or agree to accept any surrender or cancellation of any Occupational Lease).

23.5.2         Clause 23.5.1 above does not apply to:

(A)          sales of stock in the ordinary course of business (other than of any Property);

(B)          disposal on arms length and normal commercial terms of obsolete assets (other than any Property);

(C)          the payment of cash as consideration for the acquisition of any asset or provision of any services at arms length and on normal commercial terms for the purpose of carrying on its business;

(D)          any sale of a Property with the prior written consent of the Agent (acting reasonably); and

(E)           any sale, lease, transfer or other disposal expressly permitted by this Agreement.

23.6         Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

23.7         Conduct of business

The Borrower shall conduct and carry on its business in a proper and efficient manner and shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

23.8         Access

The Borrower shall permit the Agent and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent) authorised by the Agent to have, at all reasonable times during normal business hours and on reasonable notice, (save in an emergency) access to its property, premises and accounting books and records.

23.9         Ranking of Obligations

The Borrower shall ensure that its payment obligations under the Finance Documents, to the extent that they are secured under the Security Documents, shall at all times be payable in priority to all its other Financial Indebtedness other than such Financial Indebtedness as would be preferred by applicable law and to the extent that they are not so secured ensure that they will at all times rank at least equally and rateably in all respects with all its other unsecured Financial Indebtedness except for such Financial Indebtedness as would be mandatorily preferred by law and not by contract.

23.10       Further Assurance

The Borrower shall, at the request of the Agent, take or procure the taking of all actions and things, and shall execute or procure the execution of all such deeds and documents as are, in the reasonable opinion of the Agent, necessary to ensure that the Finance Parties obtain all their rights and benefits under the Finance Documents as contemplated by the terms thereof.

23.11       Centre of Main Interests

23.11.1       The Borrower shall not permit its centre of main interests for the purposes of Council Regulation (EC) No 1346/2000 to be in any jurisdiction other than its jurisdiction of incorporation.

23.11.2       The Borrower shall not permit to exist an establishment for the purpose of Council Regulation (EC) No 1346/2000 in any jurisdiction other than its jurisdiction of incorporation.

23.12       Loans

The Borrower will not make any loan or provide any other form of credit or financial accommodation to any person.

23.13       Contracts

The Borrower may not enter into any material contract other than those contracts listed in Clause 18.19.2.

23.14       Dividends, subordination and share capital

The Borrower shall not:

23.14.1       other than with monies standing to the credit of the General Account, pay any dividends, make any distributions or repay or redeem any of its share capital; or

23.14.2       other than with the prior written consent of the Agent, issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement.

23.15       Consents

The Borrower must ensure that:

23.15.1       all Relevant Consents; and

23.15.2       all statutory requirements, as are necessary:

(X)          to enable it to perform its obligations under the Finance Documents or Management Agreements to which it is a party; and

(Y)          in connection with the management, use and occupation of the Properties,

are duly obtained and maintained in full force and effect or, as the case may be, complied with.

23.16       Pensions

23.16.1       On and after the date of this Agreement the Borrower shall ensure that it is not at any time an Employer (as defined in Section 318 of the Pensions Act 2004) of an ‘occupational pension scheme’ which is not a ‘money purchase scheme’ (both terms as defined in the Pension Schemes Act 1993).

23.16.2       The Borrower shall as soon as possible after becoming aware of it notify the Agent of any investigation or proposed investigation by the Pensions Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice to it.

23.16.3       The Borrower shall ensure that it does not receive a Financial Support Direction or a Contribution Notice from the Pensions Regulator unless the Agent is satisfied that that Financial Support Direction or a Contribution Notice would not have a Material Adverse Effect.

23.17       Taxes

The Borrower shall ensure that it pays all Taxes shown to be due and payable by it in any tax assessment or demand within the period for payment of such Tax.

23.18       Asbestos

The Borrower shall ensure that all asbestos remediation work is satisfactorily carried out with respect to St. Martin’s Lane and a report that the work has been satisfactorily completed by a reputable professional competent in providing such reports is delivered to the Agent within the period of six months commencing on the date of this Agreement, the identity of the professional having been approved by the Agent (acting reasonably) and such report to be in a form and substance satisfactory to the Agent (acting reasonably).

24.          EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default.

24.1         Non-payment

Any person (other than a Finance Party) does not pay on the due date any amount payable by it pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

24.1.1         its failure to pay is caused by administrative or technical error; and

24.1.2         payment is made within 2 (two) Business Days of its due date.

In the event of any such administrative or technical error, the Borrower shall notify the Agent immediately upon becoming aware of the same.

24.2         Financial covenants

Any requirement of Clause 22.1 (Loan to Value Covenant) or 22.2 (Interest Cover) is not satisfied on any four Test Dates.

24.3         Other obligations

24.3.1         Any person (other than a Finance Party) does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants)).

24.3.2         No Event of Default under Clause 24.3.1 above will occur if the failure to comply is capable of remedy and is remedied within the earlier of 20 (twenty) Business Days of (A) the Agent giving notice to the Borrower or (B) the Borrower becoming aware of the failure to comply.

24.4         Misrepresentation

24.4.1         Any representation or statement made or deemed to be made by any person (other than a Finance Party) in the Finance Documents or any other document delivered by or on behalf of it under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.4.2         No Event of Default under Clause 24.4.1 above will occur if the misrepresentation is capable of remedy and is remedied within the earlier of 20 (twenty) Business Days of (A) the Agent giving notice to the Borrower or (B) the Borrower becoming aware of the misrepresentation.

24.5         Cross default

24.5.1         Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

24.5.2         Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.3         Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

24.5.4         Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.5         No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 24.5.1 to 24.5.4 above is less than £250,000 (or its equivalent in any other currency or currencies).

24.6         Insolvency

24.6.1         The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

24.6.2         The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

24.6.3         A moratorium is declared in respect of any indebtedness of the Borrower.

24.7         Insolvency proceedings

Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:

24.7.1         other than any winding up petition which the Agent is satisfied is both (a) frivolous or vexatious and (b) which will be discharged or dismissed within 5 Business Days (or such later date to which the Agent agrees) of being filed or if earlier the day on which it is advertised, the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower (other than a solvent liquidation or reorganisation to which the Agent has given its prior written consent);

24.7.2         a composition, assignment or arrangement with any creditor of the Borrower;

24.7.3         the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

24.7.4         enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

24.8         Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower.

24.9         Ownership of the Borrower

Without the Majority Lenders prior written consent, the Borrower ceases to be directly owned by the Shareholder.

24.10       Unlawfulness

It is or becomes unlawful or impossible for any person (other than a Finance Party) to perform and observe, or to procure the performance or observance of, any of its obligations under the Finance Documents and/or the Management Agreement.

24.11       Repudiation

Any party to a Finance Document (other than a Finance Party) or the Management Agreement repudiates a Finance Document or the Management Agreement or evidences an intention to repudiate a Finance Document or the Management Agreement.

24.12       Compulsory Acquisition

Other than where the Agent is satisfied both that the proceeds of such compulsory acquisition will be applied by the Borrower in prepayment of the Loans and that there will be no Material Adverse Effect in connection with such order, an order is made for the compulsory acquisition of all or any part of a Property.

24.13       Major damage

All or any part of a Property is destroyed or otherwise damaged and the Agent determines (taking into account the proceeds of any insurance) that the destruction or damage could result in a Material Adverse Effect.

24.14       Manager

24.14.1       The Manager fails to pay any amount payable by it under the Management Agreement without set-off, deduction or counterclaim or breaches any obligation expressed to be assumed by it under the Management Agreement;

24.14.2       the Manager ceases to be liable for the obligations expressed to be assumed by it under the Management Agreement; or

24.14.3       any of the events referred to in Clauses 24.5 (Insolvency) to 24.8 (Creditors’ Process) occurs in respect of the Manager; and

the Agent is satisfied that any such event may have a Material Adverse Effect.

24.15       Material adverse change

Any event or circumstance occurs which the Agent reasonably believes might have a Material Adverse Effect.

24.16       Headlease

Forfeiture proceedings are commenced against the Borrower under the Headlease or the Headlease is forfeited.

24.17       Pensions

The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to the Borrower which has or is reasonably likely to have a Material Adverse Effect.

24.18       Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

24.18.1       cancel the Total Commitments whereupon they shall immediately be cancelled;

24.18.2       declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

24.18.3       declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

25.          CHANGES TO THE LENDERS

25.1         Assignments and transfers by the Lenders

25.1.1         Subject to this Clause 25, a Lender (the “Existing Lender”) may assign any of its rights or transfer by novation any of its rights and obligations under this Agreement to any person, bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.1.2         An assignment will only be effective:

(A)           on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)          if it is in an amount of equal to or more than £2,000,000.

25.1.3         A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

25.1.4         If:

(A)          a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)          as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

25.2         Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

25.3         Limitation of responsibility of Existing Lenders

25.3.1         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)          the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)          the financial condition of the Borrower;

(C)          the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(D)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

25.3.2         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)          has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(B)          will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

25.3.3         Nothing in any Finance Document obliges an Existing Lender to:

(A)          accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(B)          support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

25.4         Procedure for transfer

25.4.1         A transfer is effected in accordance with Clause 25.4.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.4.2         On the Transfer Date:

(A)          to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)          the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the

New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(C)          the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)          the New Lender shall become a Party as a “Lender”.

25.5         Disclosure of information

25.5.1         Any Lender may disclose to its professional advisers, its auditors, any of its Affiliates and any other person:

(A)          to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)          with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(C)          to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(D)          any rating agency,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate provided that, in the case of any person to whom information is disclosed under (A) or (B) above (except where such disclosure is made in connection with (i) any securitisation or capital markets issue of which a participation in the Loans is to form a part or (ii) any general syndication), such person agrees to keep such information confidential.

25.5.2         The Lenders may from time to time carry out credit checks on the Borrower.

25.6         Tranching

The Finance Parties may whether in connection with any securitisation, syndication, or other assignment or transfer of any or all of their rights and obligations under this Agreement or otherwise, subdivide, split, sever or modify any Facility provided that there shall be no overall increase in any payments by the Borrower under this Agreement following such subdivision, split, severance or modification of any Facility.

25.7         Securitisation, Syndication or Sell Down

The Borrower agrees to co-operate with the Finance Parties in connection with any sale or transfer of the Finance Parties’ interest in any Loan and/or any of the Finance Documents or in connection with any securitisation, syndication, assignment or transfer of any Loan or part of any Loan whether alone or in conjunction with any other loan or loans and agrees to provide such information and to execute such documents as the Agent may reasonably request (including making available senior management and representatives of the Borrower to participate in bank meetings and/or rating agency and investor meetings at such time and places as the Agent may reasonably request and providing the Finance Parties with all the information reasonably required by them to complete such sale, transfer, securitisation or syndication of any Loan).  Any such securitisation, syndication, assignment or other transfer of any Loan is to be made without additional costs being incurred by the Borrower.  All costs and expenses (including legal fees) in connection with the negotiation, preparation, printing, execution, syndication, assignment or transfer and securitisation of any Loan or any part of it and/or any of the Finance Documents shall be borne by the Finance Parties.

To ensure an orderly and effective syndication or securitisation of any Facility, the Borrower agrees that until the completion of that process (as determined by Citigroup), the Borrower will not, and will not permit any of its Subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorise the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility (including the establishment of a series of bilateral arrangements) or debt securities (including any renewals thereof) in the commercial bank or capital markets, without the prior written consent of Citigroup; provided that the foregoing shall not limit the Borrower’s ability to issue commercial papers, utilise other short-term debt programmes currently in place or issue equity securities.

26.          ASSIGNMENTS AND TRANSFER BY THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

27.          ROLE OF THE AGENT, THE ARRANGER AND THE SECURITY TRUSTEE

27.1         Appointment of the Agent

27.1.1         Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2         Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2         Duties of the Agent

27.2.1         The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2         Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

27.2.4         If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5         The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3         Appointment of the Security Trustee

27.3.1         Each other Finance Party appoints the Security Trustee to act as trustee on its behalf under and in connection with the Finance Documents.

27.3.2         Each other Finance Party authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.4         Role of the Security Trustee

27.4.1         The Security Trustee declares that it shall hold the security created or expressed to be created in favour of the Security Trustee pursuant to the Finance Documents on trust for the benefit of the Finance Parties.  Each of the Parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement and in the Finance Documents (and no others shall be implied).

27.4.2         The Security Trustee shall be entitled (i) to set aside by way of reserve amounts required to meet and (ii) to make and pay any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement and to pay all Taxes which may be assessed against it in respect of any assets or revenues that are subject to the security created or expressed to be created in favour of the Security Trustee pursuant to the Finance Documents or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

27.4.3         If the Security Trustee receives notice from the Borrower or any other person referring to a Default under this Agreement, it shall promptly notify the Lenders.

27.5         Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.6         No fiduciary duties

27.6.1         Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

27.6.2         Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.7         Business with the Group

The Agent, the Arranger and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.8         Rights and discretions of the Agent and Security Trustee

27.8.1         The Agent and/or Security Trustee, may rely on:

(A)          any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)          any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

27.8.2         The Agent and/or Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent or trustee for the Lenders) that:

(A)          no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(B)          any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)          any notice or request made by the Borrower (other than the Drawdown Request) is made on behalf of and with the consent and knowledge of the Borrower.

27.8.3         The Agent and/or Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.8.4         The Agent and/or the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

27.8.5         The Agent and/or the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.8.6         Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, Security Trustee nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.9         Majority Lenders’ instructions

27.9.1         Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.9.2         Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

27.9.3         The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.9.4         In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.9.5         The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.10       Responsibility for documentation

Neither the Agent, the Arranger nor the Security Trustee:

27.10.1       is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Trustee, the Borrower or any other person given in or in connection with any Finance Document; or

27.10.2       is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.11       Exclusion of liability

27.11.1       Without limiting Clause 27.11.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

27.11.2       No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

27.11.3       The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.12       Lenders’ indemnity to the Agent and Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and/or the Security Trustee, within 3 (three) Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Trustee (otherwise than by reason of the Agent’s or Security Trustee’s (as the case may be) gross negligence or wilful misconduct) in acting as Agent or Security Trustee under the Finance Documents (unless the Agent or Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document).

27.13       Resignation of the Agent or Security Trustee

27.13.1       The Agent and/or Security Trustee may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

27.13.2       Alternatively the Agent and/or Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Trustee (on the case may be).

27.13.3       If the Majority Lenders have not appointed a successor Agent or Security Trustee (on the case may be) in accordance with Clause 27.13.2 above within 30 (thirty) days after notice of resignation was given, the Agent or Security Trustee (as the case may be) (after consultation with the Borrower) may appoint a successor Agent or Security Trustee (acting through an office in the United Kingdom).

27.13.4       The retiring Agent or Security Trustee (as the case may be) shall, at its own cost, make available to the successor Agent or Security Trustee such documents and records and provide such assistance as the successor Agent or Security Trustee may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

27.13.5       The Agent’s or Security Trustee’s resignation notice shall only take effect upon the appointment of a successor.

27.13.6       Upon the appointment of a successor, the retiring Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13.7       After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or Security Trustee, require it to resign in accordance with Clause 27.13.2 above.  In this event, the Agent or Security Trustee (on the case may be) shall resign in accordance with Clause 27.13.2 above.

27.14       Confidentiality

27.14.1       In acting as agent or Trustee for the Finance Parties, the Agent and/or Security Trustee shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.14.2       If information is received by another division or department of the Agent or Security Trustee, it may be treated as confidential to that division or department and the Agent or Security Trustee shall not be deemed to have notice of it.

27.15       Relationship with the Lenders

27.15.1       The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 (five) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.15.2       Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

27.16       Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

27.16.1       the financial condition, status and nature of each member of the Group;

27.16.2       the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

27.16.3       whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.16.4       the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.17       Agent’s and Security Trustee’s Management Time

Any amount payable to the Agent under Clause 15.5 (Indemnity to the Agent and Security Trustees), Clause 17 (Costs and expenses) and Clause 27.12 (Lenders’ indemnity to the Agent and Security Trustee) shall include the cost of utilising the Agent’s or Security Trustee’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Trustee may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

27.18       Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.          THE SECURITY TRUSTEE

28.1         Trust

The Security Trustee shall hold the benefit of the Security Documents to which it is a party in its capacity as Security Trustee on trust for the Finance Parties.

28.2         Perpetuity, powers, conflict and enforcement

28.2.1         The perpetuity period for the trusts established in relation to the Security Documents by this Agreement shall be eighty years from the date of this Agreement.

28.2.2         The powers conferred upon the Security Trustee by this Agreement and the Security Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

28.2.3         If there is any conflict between the provisions of this Clause 28 and any Security Document with regard to any matters affecting the Security Trustee, this Clause 28 will prevail.

28.2.4         Each Finance Party authorises and directs the Security Trustee (by itself or by such person(s) as it may nominate) to enforce any security granted by the

Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of this Agreement and the Security Documents.

28.3         Additional Trustees

28.3.1         The Security Trustee may, upon giving prior notice to the Borrower appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Security Trustee if the Security Trustee considers such appointment to be in the interests of the Finance Parties.

28.3.2         Each of the Finance Parties irrevocably appoints the Security Trustee to be its attorney in its name and on its behalf to execute any such instrument of appointment.  Any such additional trustee shall have such trusts, powers, obligations, authorities an discretions (not exceeding those conferred on the Security Trustee by the Finance Documents) and remuneration as shall be conferred or imposed by the instrument of appointment.  The Security Trustee shall have power in like manner to remove any such person.  The Borrower shall indemnify such additional trustee as though it were the Security Trustee in accordance with this Clause.

28.4         Liability

28.4.1         The Security Trustee shall not be liable:

(A)          for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect the floating charge or any other such security created by or pursuant to the Security Documents under the Land Registration Act 1925 or nay other registration laws in England or any other jurisdiction;

(B)          for any failure to obtain any licence, consent or other authority for the creation of any such security;

(C)          for any failure, omission, or defect in perfecting or protecting the security constituted by the Security Documents; or

(D)          for any other omission or act taken by it in connection with any Security Document unless directly caused by its gross negligence or wilful misconduct.

28.4.2         The Security Trustee shall have no responsibility whatsoever to any Finance Party as regards any deficiency which might arise because the Security Trustee is subject to any tax or withholding from any payment made by it under any Security Document.

28.4.3         Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by any Finance Document.  Where there are any inconsistencies between that Act and the provisions of that Finance Document, the provisions of that Finance Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with that Act, the provisions of that Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

28.5         Security Trustee as trustee

28.5.1         The Security Trustee has no duty (in the absence of a specific provision in this Agreement or any Security Document):

(E)           to provide any Party with any credit or other information relating to the business, assets or financial condition of the Borrower whenever coming into its possession; or

(1)           unless specifically requested to do so by the Majority Lenders, to request any certificates or other documents from the Borrower or any other person.

No person shall be entitled to take any action to obtain from the Security Trustee any such credit or other information or any such certificates or documents.

28.5.2         The Security Trustee need not (unless and to the extent ordered so to do by a court of competent jurisdiction) disclose any information (including, without limitation, information of a confidential, financial or price-sensitive nature) if such disclosure would or might in the reasonable opinion of the Security Trustee constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

28.5.3         The Security Trustee may accept without enquiry such title as the Borrower may have to the property over which security is intended to be created by any Security Document or over which a negative pledge is given.

28.5.4         Save as otherwise provided in the Finance Documents, all moneys which under the trusts herein or therein contained are received by the Security Trustee in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Trustee in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee with the consent of the Majority Lenders.  Additionally, the same may be placed on deposit in the name of or under the control of the Security Trustee at such bank or institution (including the Security Trustee) and upon such terms as the Security Trustee may think fit.

28.5.5         In no circumstances shall the Security Trustee itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

28.6         Supplemental Powers

28.6.1         The Security Trustee shall have all the powers conferred upon trustees by the Trustee Act 1925 of England and Wales.

28.6.2         The provisions of this Clause 28.6.2 shall supplemental the Trustee Act 1925.

28.6.3         The Security Trustee shall:

(F)           not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the assets charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same;

(G)          without prejudice to paragraph (A) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Security Trustee shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit; and

(H)          save as expressly otherwise provided in any Finance Document, have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under the Security Documents and shall not be responsible for any loss or liability which may result from their exercise or non-exercise and in particular the Security Trustee shall not be bound to take any action under any provision of any Finance Document unless it shall first be indemnified to its satisfaction against all costs, expenses, losses or liabilities to which it may render itself liable or which it may incur by so doing.

28.6.4         The Security Trustee may whenever it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons all or any of its trusts, powers, authorities and discretions under any Security Documents.  Such delegation may be made upon such terms (including power to sub-delegate) and subject to such conditions and regulations as the Security Trustee may in the interests of the Finance Parties think fit.  The Security Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or any misconduct or default on the part of any such delegate or sub-delegate unless the Security Trustee wilfully defaulted in such delegation.

28.6.5         The Security Trustee may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Security Documents.  The Security Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent unless the Security Trustee wilfully defaulted in such delegation.

28.7         Enforcement

No Finance Party (excluding for this purpose the Security Trustee) shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the security constituted by any of the Security Documents except through the Security Trustee.

28.8         Release of security

The Security Trustee may release any security over any asset the subject of the Security Documents if:

28.8.1         the Majority Lenders consent to such release; or

28.8.2         the asset is disposed of in accordance with any express permission granted in the Finance Documents; or

28.8.3         the asset is disposed of by any receiver or other person in accordance with the powers granted under the Security Documents,

29.          CONDUCT OF BUSINESS BY THE FINANCE PARTIES

29.1         No provision of this Agreement will:

29.1.1         interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

29.1.2         oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

29.1.3         oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.          SHARING AMONG THE FINANCE PARTIES

30.1         Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

30.1.1         the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery to the Agent;

30.1.2         the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

30.1.3         the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2         Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.6 (Partial payments).

30.3         Recovering Finance Party’s rights

30.3.1         On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

30.3.2         If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 30.3.1 above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4         Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

30.4.1         each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

30.4.2         that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5         Exceptions

30.5.1         This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

30.5.2         A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)          it notified that other Finance Party of the legal or arbitration proceedings; and

(B)          that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

31.          PAYMENT MECHANICS

31.1         Payments to the Borrower

Each payment to be made to the Borrower under this Agreement shall be made available by the Lenders to the General Account (with the exception of the first drawdown hereunder which shall be paid into the bank account of the Borrower’s Solicitors).

31.2         Payments to the Agent

31.2.1         On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

31.2.2         Payment shall be made to such account in London with such bank as the Agent specifies.

31.3         Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.4 (Distributions to the Borrower) and Clause 31.5 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 (five) Business Days’ notice with a bank in London.

31.4         Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 32 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.5         Clawback

31.5.1         Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.5.2         If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.6         Partial payments

31.6.1         If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(A)          first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Finance Parties under the Finance Documents;

(B)          secondly, in or towards payment pro rata of any accrued interest, fee or commission due to the A Lenders but unpaid under this Agreement;

(C)          thirdly, in or towards payment pro rata of any principal due to the A Lenders but unpaid under this Agreement;

(D)          fourthly, in or towards payment pro rata of any amount due (but unpaid) to an A Lender under Clause 15.2 (Hedging Arrangement Indemnity) with respect to any Hedging Arrangement entered into in relation to an A Loan;

(E)           fifthly, in or towards payment pro rata of any accrued interest, fee or commission due to the B Lenders but unpaid under this Agreement

(F)           sixthly, in or towards payment pro rata of any principal due to the B Lenders but unpaid under this Agreement;

(G)          seventhly, in or towards payment pro rata of any amount due but unpaid to a B Lender under Clause 15.2 (Hedging Arrangement Indemnity) with respect to any Hedging Arrangement entered into in relation to an B Loan; and

(H)          eighthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

31.6.2         The Agent may at its discretion and shall, if so directed by the Majority Lenders, vary the order set out in Clauses 31.6.1(B) to (D) above.

31.6.3         Clauses 31.6.1 and 31.6.2 above will override any appropriation made by the Borrower.

31.7         No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8         Business Days

31.8.1         Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

31.8.2         During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9         Currency of account

31.9.1         Subject to Clauses 31.9.2 and 31.9.3 below, Sterling is the currency of account and payment for any sum due from the Borrower under any Finance Document.

31.9.2         Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.9.3         Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

31.10       Change of currency

31.10.1       Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)          any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(B)          any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

31.10.2       If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.          SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.          NOTICES

33.1         Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2         Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

33.2.1         in the case of the Borrower, that identified with its signature below;

33.2.2         in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

33.2.3         in the case of the Agent, that identified with its signature below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 (five) Business Days’ notice.

33.3         Delivery

33.3.1         Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)          if by way of fax, when received in legible form; or

(B)          if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

33.3.2         Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

33.3.3         All notices from or to the Borrower shall be sent through the Agent.

33.4         Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5         Electronic communication

33.5.1         Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(A)          agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)          notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)          notify each other of any change to their address or any other such information supplied by them.

33.5.2         Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6         English language

33.6.1         Any notice given under or in connection with any Finance Document must be in English.

33.6.2         All other documents provided under or in connection with any Finance Document must be:

(A)          in English; or

(B)          if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.          CALCULATIONS AND CERTIFICATES

34.1         Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2         Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3         Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.          REINSTATEMENT

35.1         If any payment by the Borrower or any discharge given by a Finance Party (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

35.1.1         the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

35.1.2         each Finance Party shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

36.          PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.          AMENDMENTS AND WAIVERS

38.1         Required consents

38.1.1         Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and any such amendment or waiver will be binding on all Parties.

38.1.2         The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2         Exceptions

38.2.1         An amendment or waiver that has the effect of changing or which relates to:

(A)          the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(B)          an extension to the date of payment of any principal amount under the Finance Documents;

(C)          a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)          an increase in or an extension of any Commitment;

(E)           any provision which expressly requires the consent of all the Lenders; or

(F)           Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 38,

shall not be made without the prior consent of all the Lenders.

38.2.2         An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

39.          OFFICERS, EMPLOYEES OR AGENTS OF THE FINANCE PARTIES

The Borrower may not take any proceedings against any officer, employee or agent of a Finance Party in respect of any claim it might have against a Finance Party (as the case may be) or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.  Any officer, employee or agent of a Finance Party may rely on this clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

40.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW

41.          GOVERNING LAW

This Agreement is governed by English law.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I
The Original A Lenders - other than UK Non-Bank Lenders

Name of Original Lender	A Commitment

Citibank NA London	£82,432,000

Part II
The Original B Lenders

Name of Original Lender	B Commitment

Citibank NA London	£25,024,000

Part III
The Original Lenders - UK Non-Bank Lenders

Name of Original Lender	Commitment

SCHEDULE 2

CONDITIONS PRECEDENT

Conditions Precedent to Initial Drawdown

1.1           Original Borrower

1.1.1           A copy of the constitutional documents of the Borrower and the Shareholder.

1.1.2           A copy of a resolution of the board of directors of the Borrower and the Shareholder:

(A)          approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)           authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)           authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in respect of the Borrower, the Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.1.3           A specimen of the signature of each person authorised by the resolution referred to in Clause 1.1.2 above.

1.1.4           A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.1.5           A list of all the directors of the Borrower, together with, for each director:

(A)          original or certified copy passport or driving licence; and

(B)           original or certified copy utility bill addressed to such director.

1.1.6           A certificate of an authorised signatory of the Borrower and the Shareholder certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.1.7           A written resolution of the Shareholder amending the articles of the Borrower.

1.2           Legal opinions

1.2.1           A legal opinion of Herbert Smith LLP, legal advisers to the Arranger and the Agent in England.

1.2.2           If the Shareholder or a Subordinated Creditor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the

Arranger and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

1.3           Other documents and evidence

1.3.1           The Original Financial Statements of the Borrower together with a sources and applications statement of the Borrower and the latest audited financial statements for each Shareholder.

1.3.2           A certified copy of the bank statements for the Borrower for the previous 12 months.

1.3.3           Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid on or by the first Drawdown Date.

1.3.4           Each of the Finance Documents duly executed by the parties thereto.

1.3.5           Duly completed Forms 395 in respect of each Security Document which is capable of registration at the Companies Registry.

1.3.6           Evidence that the Agent will receive release documentation in respect of any Security which is held by any person other than the Security Trustee over the assets charged by the Security Documents.

1.3.7           Evidence of the approval of the transactions contemplated by the Finance Documents by the credit committee of the Lenders.

1.3.8           Details of any Material Litigation which is pending or threatened against the Borrower or, if there is none, a certificate signed by a director confirming that this is the case.

1.3.9           Details of any Material Adverse Effect or, if there is none, a certificate signed by a director confirming that this is the case.

1.3.10         A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

1.3.11         A certified copy of each Management Agreement.

1.4           Valuation and Survey

1.4.1           Valuation(s) (including a copy of the insurance valuation of each Property) confirming that the aggregate value of the Properties as at the proposed Drawdown Date is not less than £145,000,000.

1.4.2           An environmental report relating to each Property which shall be addressed to the Agent and shall be in form and substance satisfactory to the Agent.

1.5           Insurance

1.5.1           A copy of the Insurance Policies and a letter addressed to the Agent from its insurance broker confirming that the Insurance Policies comply with the requirements of this Agreement.

1.5.2           Evidence that all premiums which have fallen due on or before the proposed Drawdown Date in respect of the Insurance Policies have been paid in full.

1.6           Property Documentation

1.6.1           All title documents relating to the interests of the Borrower in each Property (or an undertaking from the Borrower’s Solicitors confirming that they are holding the same and will forward the same to the Agent’s Solicitors).

1.6.2           The results of Land Registry Searches in favour of the Agent on the appropriate forms against all of the registered titles comprising each Property giving not less than 10 (ten) Business Days’ priority beyond the date of the Security Documents and showing no adverse entries.

1.6.3           The Certificates of Title.

1.6.4           The original of each Occupational Lease or an undertaking from the Borrower’s solicitors confirming that they are holding the same and will forward the same to the Agent’s solicitors.

1.6.5           Appropriate Land Registry application forms duly completed (including a direction to issue the title documents to the Agent’s Solicitors) accompanied by all necessary Land Registry fees.

1.6.6           Each notice of assignment and confirmation from the Account Bank that it will return a duly completed acknowledgement relating thereto which is required to be served on, and acknowledged by, the Account Bank pursuant to Clause 4 of the Account Charge.

1.6.7           A notice of assignment and a duly completed acknowledgement relating thereto which is required to be served on, and acknowledged by, the Manager pursuant to the Account Charge.

1.6.8           All Authorisations necessary for the charging of each Property to the Security Trustee (if any).

1.6.9           An undertaking from the Borrower’s Solicitors to use reasonable endeavours forthwith to satisfy any requisitions raised by HM Land Registry in connection with the application to register the Security created in respect of each Property under the Security Documents.

1.6.10         Confirmation from the Borrower that the occupancy of each Property is in accordance with the Certificates of Title.

1.6.11         A schedule of all title deeds and documents to be handed over pursuant to Clause 1.6.1 above stating whether original, certified copy or copy.

1.6.12         Evidence of the Borrower’s compliance with the obligations under Clause 21.5 (VAT Election).

1.6.13         Evidence in a form satisfactory to the Agent that the making of the Loans will not cause the Borrower to be in breach of Clause 22.1 (Loan to Value Covenant).

1.6.14         Evidence that all consents, permission and approvals (including any consent, notice or registration fee required under any Headlease) required in respect of any Security Document have been duly obtained and are in full force and effect.

1.6.15         Notice to the landlord of the Sanderson of the security created by the security documents.

1.7           Tax Documentation

1.7.1           The Tax Report.

1.8           Bank Accounts

1.8.1           Evidence satisfactory to the Agent of the establishment of such bank accounts as the Agent requires pursuant to Clause 20 (Bank Accounts).

1.8.2           Duly signed bank mandates for each bank account referred to in Clause 1.8.1 above.

SCHEDULE 3

DRAWDOWN REQUEST

From:      [IAN SCHRAGER LONDON] LIMITED

To:          [Agent]

Dated:

Dear Sirs

IAN SCHRAGER LONDON LIMITED — £109,400,000 Facility Agreement

dated [         ] 2005 (the “Agreement”)

1              We refer to the Agreement.  This is a Drawdown Request.  Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.             We wish to borrow a [A/B] Loan on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available [A/B] Facility

3.             We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Drawdown Request.

4.             The proceeds of this Loan should be credited to [account].

5.             This Drawdown Request is irrevocable.

Yours faithfully

authorised signatory for

[IAN SCHRAGER LONDON] LIMITED

SCHEDULE 4

MANDATORY COST FORMULA

1.             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of the loan made from that Facility Office.

4.             The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

AB+C (B – D) + E x 0.01
100 – (A + C)	per cent. per annum

Where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

5.1           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.             If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.             Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1           the jurisdiction of its Facility Office; and

8.2           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.             The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 7 and 8 above is true and correct in all respects.

11.           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.           The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER

To:          [          ] as Agent

From:      [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[IAN SCHRAGER LONDON] LIMITED — £109,400,000 Facility Agreement

dated [       ] 2005 (the “Agreement”)

1.             We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.             We refer to Clause 25.4 (Procedure for transfer):

(a)           (The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)           The proposed Transfer Date is [         ].

(c)           The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.             The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 25.3.3 (Limitation of responsibility of Existing Lenders).

4.             [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)           a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of Section 11(2) of the Taxes Act.]

[4/5].       This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].       This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details including loan type (A/B)]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:          [      ] as Agent

From:      IAN SCHRAGER LONDON LIMITED

Dated:

Dear Sirs

[IAN SCHRAGER LONDON] LIMITED — £109,400,000 Facility Agreement
dated [           ] 2005 (the “Agreement”)

1.             We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.             We confirm that:  [Insert details of covenants to be certified]

3.             We confirm that no Default is continuing.

Signed:

	Director	Director
	Of	Of
	[Borrower]	[Borrower]

[insert applicable certification language]**

for and on behalf of

[name of auditors of the Borrower]***

SCHEDULE 7

FORM OF QUARTERLY REPORT

Room Statistics	Underwritten SAN %	Underwritten SML %	Combined Underwriting%

Occupancy%
Available Rooms
Occupied Rooms
Average Rate

REVENUE

Rooms	£	£	£
Minibar	£	£	£
Telephone	£	£	£
Minor Operating	£	£	£
Rents and other income	£	£	£
TOTAL REVENUE	£	£	£

OPERATING EXPENSES

Rooms	£	£	£
Minibar	£	£	£
Telephone	£	£	£
Minor Operating	£	£	£
Rents and other income	£	£	£
TOTAL OPERATING EXPENSES	£	£	£

GROSS OPERATING INCOME

Rooms	£	£	£
Minibar	£	£	£
Telephone	£	£	£
Minor Operating	£	£	£
Rents and other income	£	£	£
GROSS OPERATING INCOME (GOI)	£	£	£

OVERHEAD EXPENSES

Administration and General	£	£	£
Sales and Marketing	£	£	£
Repairs and Maintenance Utilities	£	£	£
TOTAL OVERHEAD EXPENSES	£	£	£

GROSS OPERATING PROFIT (GOP)	£	£	£

TOTAL FIXED EXPENSES	£		£

NET OPERATING INCOME (NOI)	£	£	£

FF&E RESERVE (4%)	£	£	£

SIGNATURE PAGE

Signed by IAN SCHRAGER LONDON		Borrower’s Address for Notices:
LIMITED
20 Thayer Street
as Borrower		London W1M 5LT

Fax Number: 020 7224 1710
Signature:	/s/ Julian Gleek
Attention: Julian Gleek
Name:	Julian Gleek
With a copy to:
Position:	Director
475 Tenth Avenue
New York
New York 10018
United States of America

Fax Number: 001 212 277 4280

Attention: Ed Scheetz

Signed by CITIGROUP GLOBAL		Arranger’s Address for Notices:
MARKETS LIMITED
Citigroup Real Estates Finance
as Arranger		Citigroup Centre
Canada Square
Canary Wharf
Signature:	/s/ David Basra	London E14 5LB

Name:	David Basra	Fax Number: 020 7892 0657

Position:	Managing Director	Attention: Chris Hunter/Kathleen Dearsley

Signed by CITIBANK NA LONDON		A Lender’s Address for Notices:

as Lender		Citigroup Real Estates Finance
Citigroup Centre
Canada Square
Canary Wharf
Signature:	/s/ Mark Lightbown	London E14 5LB

Name:	Mark Lightbown	Fax Number: 020 7892 0657

Position:	Credit Manager	Attention: Chris Hunter/Kathleen Dearsley

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Signed by CITIBANK NA LONDON		B Lender’s Address for Notices:

as Lender		Citigroup Real Estates Finance
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Signature:	/s/ Mark Lightbown
Fax Number: 020 7892 0657
Name:	Mark Lightbown
Attention: Chris Hunter/Kathleen Dearsley
Position:	Credit Manager

Signed by CITIBANK INTERNATIONAL		Agent’s Address for Notices:
PLC
Citigroup Real Estates Finance
as Agent		Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Signature:	/s/ Mark Lightbown	Fax Number: 020 7892 0657

Name:	Mark Lightbown	Attention: Chris Hunter/Kathleen Dearsley

Position:	Credit Manager

Signed by CITIBANK INTERNATIONAL		Security Trustee’s Address for Notices:
PLC
Citigroup Real Estates Finance
as Security Trustee		Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Signature:	/s/ Mark Lightbown
Fax Number: 020 7892 0657
Name:	Mark Lightbown
Attention: Chris Hunter/Kathleen Dearsley
Position:	Credit Manager

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